As filed with the Securities and Exchange Commission on June 16, 1999

                                                Commission File Number 333-78267
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                              450 Fifth Street N.W.
                             Washington, D.C. 20549

                        PRE-EFFECTIVE AMENDMENT NO. 1 TO
                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                      ALFORD REFRIGERATED WAREHOUSES, INC.
               (Exact name of Registrant as specified in charter)

          Texas                           1078006                75-2695621
(State of incorporation)       (Primary Standard Industrial    (IRS Employer
                                Classification Code Number)  Identification No.)

                                318 Cadiz Street
                               Dallas, Texas 75207
                                 (214) 426-5151
              (Address and telephone number of principal executive
               offices and principal place of business or intended
                          principal place of business)

                                James C. Williams
                                318 Cadiz Street
                               Dallas, Texas 75207
                                 (214) 426-5151

            (Name, address and telephone number or agent for service)
            =========================================================
                  Please send copies of all communications to:
                                 J. Rowland Cook
                 Jenkens & Gilchrist, A Professional Corporation
                            2200 One American Center
                               600 Congress Avenue
                               Austin, Texas 78701
                                 (512) 499-3821

         The common stock being sold by Alford will be sold to the public beginning upon the effectiveness of this registration statement and continuously thereafter during the offering period. The common stock being sold by selling shareholders will be sold from time to time upon the effectiveness of this registration statement as determined by the selling shareholders.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]


                         CALCULATION OF REGISTRATION FEE

===========================================================================================================================
                                                                               Proposed          Proposed
                                                                               maximum           maximum         Amount of
                                                            Amount to be    offering price      aggregate      registration
   Title of each class of securities to be registered        registered      per share.*      offering price        fee
---------------------------------------------------------------------------------------------------------------------------

Shares of Common Stock Offered by Alford                      1,000,000           $4.50       $4,500,000.00      $1,251.00
---------------------------------------------------------------------------------------------------------------------------
Shares of Common Stock Offered by Shareholders                2,900,000           $4.50      $13,050,000.00      $3,627.90
---------------------------------------------------------------------------------------------------------------------------
Total                                                         3,900,000           $4.50      $17,550,000.00      $4,878.90
===========================================================================================================================

* Calculated only for purposes of calculating the registration fee.

The registrant amends this registration statement on the date or dates necessary to delay its effective date until the registrant files a further amendment, which specifically states that this registration statement is thereafter effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement becomes effective on the date the commission, acting pursuant to said Section 8(a), determines.

                   PRELIMINARY PROSPECTUS DATED JUNE 16, 1999
                              SUBJECT TO COMPLETION


                      ALFORD REFRIGERATED WAREHOUSES, INC.


                        3,900,000 SHARES OF COMMON STOCK

         Alford is offering to sell 1,000,000 shares of its common stock to the public on a best efforts, no minimum basis. In addition, shareholders of Alford, from time to time, may offer to sell 2,900,000 shares of Alford's common stock. Alford will not receive any of the proceeds from the sale of the common stock by the selling shareholders.

          Alford's common stock is quoted on the pink sheets under the trading symbol "ALFO." At this time, neither the Nasdaq Stock Market nor any national securities exchange lists the common stock. There can be no assurance that an active trading market will develop. See "Risk Factors."

         We urge you to read this prospectus carefully since it contains information that is important to you. Also, pay particular attention to the "Risk Factors" beginning on page 5.


         Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.



                                    Price to                  Proceeds to               Proceeds to
                                    the Public                Alford                    Selling Shareholders
------------------------------------------------------------------------------------------------------------

         Per Share                  $4.50                     $4.50                     $4.50
         TOTAL                      $17,550,000               $4,500,000                $13,050,000
------------------------------------------------------------------------------------------------------------

         No underwriters are involved or are expected to be involved in the offer or sale of the common stock. Alford will offer the stock it is selling through its officers, directors, employees and agents, or through registered broker-dealers, on a best efforts, no minimum basis beginning on the date that this registration become effective and continuing until all shares are sold or until Alford determines to terminate the offering. Alford has not made any arrangements to place the funds in an escrow, trust or similar account. Alford will not pay any selling commissions to the officers, directors or employees of Alford for shares of common stock sold by them. See "Plan of Distribution."

         The information in this prospectus is not complete and may be changed. Neither Alford nor the selling shareholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                  The date of this prospectus is June 16, 1999


                                                 TABLE OF CONTENTS
                                                                                                               Page
                                                                                                               ----
PROSPECTUS SUMMARY INFORMATION....................................................................................1

ALFORD REFRIGERATED WAREHOUSES ...................................................................................1

THE OFFERING......................................................................................................1

RISK FACTORS......................................................................................................2
         Alford faces substantial regional and local competition which is likely to increase .....................2
         Alford's significant indebtedness may have a negative effect on its operations ..........................2
         The loss of one of its larger customers could have an adverse impact on Alford's operations
                   ...............................................................................................2
         If all of the selling shareholder shares are not sold, one shareholder will continue to hold a controlling interest in Alford, and the ability of investors to influence our corporate activities after the offering will be very limited
                   ...............................................................................................2
         The loss or damage to products stored at Alford's facilities could have an adverse impact on Alford
                                                                                                                  3
         Because there is a limited trading market for Alford's common stock, you may have difficulty valuing and selling Alford's common stock ......................................................3
         Regulations affecting Alford may make it more difficult for you to resell its shares.....................3
         If you are an affiliate of Alford your ability to sell our shares will be limited .......................3
         Future sales of our stock made pursuant to Rule 144, could have an adverse effect on the prevailing market price of our common stock ....................................................3
         The year 2000 issue could adversely effect our business..................................................3

FORWARD-LOOKING INFORMATION.......................................................................................4
         Formation................................................................................................4
         Bankruptcy...............................................................................................4
         Merger with Alford.......................................................................................4
         Reorganization...........................................................................................5

SELLING SHAREHOLDERS..............................................................................................6

USE OF PROCEEDS...................................................................................................6

DETERMINATION OF OFFERING PRICE...................................................................................6

PLAN OF DISTRIBUTION..............................................................................................7
         Common Stock to be Sold by Alford........................................................................7
         Common Stock to be Sold by Selling Shareholders..........................................................7
         Regulations Affecting the Price and Marketability of Alford Stock .......................................8

DIVIDENDS.........................................................................................................9

CAPITALIZATION...................................................................................................10




                                                         i




MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
         CONDITION AND RESULTS OF OPERATION......................................................................11
         Results of Operations...................................................................................11
         Three Months Ended March 31, 1999, Compared to Three Months Ended March 31, 1998
                   ..............................................................................................12
                  Revenues ......................................................................................12
                  Operating Costs................................................................................12
                  General and Administrative Expenses............................................................12
                  Depreciation, Amortization, Rent and Interest..................................................12
                  Income Tax Expense or Benefit..................................................................13
         Liquidity and Capital Resources.........................................................................13
         Year Ended December 31, 1998, Compared to Year Ended December 31, 1997..................................13
                  Revenues ......................................................................................13
                  Operating Costs................................................................................13
                  General and Administrative Expenses............................................................14
                  Depreciation, Amortization, Rent and Interest..................................................14
                  Income Tax Expense or Benefit..................................................................14
         Liquidity and Capital Resources.........................................................................14
         Year 2000...............................................................................................15
         Fluctuations in Operating Results; Seasonality..........................................................16
         Environmental Matters...................................................................................16
         Inflation...............................................................................................16
         Accounting Matters......................................................................................16

THE  BUSINESS....................................................................................................18
         The Industry............................................................................................18
         Customers...............................................................................................19
         Competition; Growth Potential...........................................................................19
         Sales and Marketing.....................................................................................19
         Suppliers...............................................................................................19
         Employees...............................................................................................19
         Government Regulation...................................................................................20
         Research ...............................................................................................20
         Licenses, Permits and Product Registrations.............................................................20
         Properties..............................................................................................21
                  Dallas, Texas..................................................................................21
                  La Porte, Texas................................................................................22
                  Richardson, Texas..............................................................................22
                  Fort Worth, Texas..............................................................................22
         Legal Proceedings.......................................................................................22

WHERE YOU CAN GET MORE INFORMATION...............................................................................22

MANAGEMENT.......................................................................................................23
         Committees of the Board of Directors....................................................................24
         Compensation of Directors and Executive Officers........................................................24
                  Executive Compensation.........................................................................24
                  Director Compensation..........................................................................25

PRINCIPAL SHAREHOLDERS...........................................................................................25




                                                         ii




CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...................................................................26

DESCRIPTION OF SECURITIES........................................................................................27
         General  ...............................................................................................27
         Common Stock............................................................................................27
         Preferred Stock.........................................................................................27
         Provisions Having a Possible Anti-takeover Effect ......................................................28
         Limitation of Liability of Directors....................................................................28
         Bylaw Provisions and Amendment of Bylaws................................................................28

SHARES ELIGIBLE FOR FUTURE SALE..................................................................................29

TRANSFER AGENT...................................................................................................30

LEGAL MATTERS....................................................................................................30

EXPERTS  ........................................................................................................37
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS......................................................................F-1
REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS..............................................................F-2
CONSOLIDATED BALANCE SHEETS.....................................................................................F-3
CONSOLIDATED STATEMENTS OF OPERATIONS...........................................................................F-4
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY.................................................................F-5
CONSOLIDATED STATEMENTS OF CASH FLOWS...........................................................................F-6
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS...............................................................F-7 - F-20



Dealer Prospectus Deliver Obligation

         Until ___________, 1999, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                               ---------------------

                         PROSPECTUS SUMMARY INFORMATION

     Please read all of this prospectus carefully. It describes Alford, its finances and products. Federal and state securities laws require that we include in this prospectus all important information that investors will need to make an investment decision. You should rely only on the information contained in this prospectus to make your investment decision. We have not authorized anyone to provide you with information that is different from what is contained in this prospectus. The following is a summary of some of the information contained in this prospectus. However, you should not rely on the summary but should also read the more detailed information in this prospectus.


                         ALFORD REFRIGERATED WAREHOUSES

     Alford Refrigerated Warehouses, Inc. is a Texas corporation. It was originally incorporated in October 1992 under the laws of the state of Delaware. Alford believes that it is the largest public refrigerated warehousing operation in the southwest United States. It operates a network of four refrigerated warehouse facilities in Texas, with a total area of 1,500,000 sq. ft. or 32,000,000 cu. ft. of storage space. The Company's principal executive office is located at 318 Cadiz Street, Dallas, Texas 75207 and its telephone number is
(214) 426-5151.


                                  THE OFFERING


Type of Security Offered                                   Common Stock, $0.01 par value per share

Number of Outstanding Shares                               7,400,715 shares
Common Stock Offered by Alford                             1,000,000 shares
Common Stock Offered by Selling Shareholders               2,900,000 shares
Common Stock Outstanding After Offering                    8,400,715 shares

                                  RISK FACTORS

         You should consider the common stock of Alford to be an investment involving a high degree of risk. You should read this entire prospectus and carefully consider the risk involved with this investment, including the following factors.

         In addition to other information contained elsewhere in this Registration Statement, prospective investors should carefully consider the following in evaluating the Company and its business before purchasing any of the common stock offered hereby:

Alford faces substantial regional and local competition which is likely to increase

         Alford operates in a competitive environment. Alford's competition in the public refrigerated warehouse business and for distribution services is principally regional in nature. In the Dallas/Fort Worth Area, Alford competes primarily with United States Cold Storage, Inc., CS Integrated-Texas Limited Partnership, Texas Freezer Company, Inc., A-M-C Warehouses and Americold Logistics, Inc. In the Houston area, Alford competes primarily with Jacintoport Corp., Houston Central Industries, Inc., NOCS West Gulf, Inc. and Houston Refrigerated Services. Alford believes that competition is likely to increase among these companies which could lead to reduced prices and margins for public refrigerated warehouse services. Alford also competes with local warehouse operators in each of its markets, which influences prices charged by Alford in those markets. Alford also believes that national competitors may become a competitive factor in the marketplace.

Alford's significant indebtedness may have a negative effect on its operations

         Following completion of this offering, indebtedness will comprise a substantial portion of Alford's consolidated capitalization. Accordingly, a significant portion of its cash flow from operations is required to service debt. The extent to which Alford is leveraged could have serious consequences for the holders of common stock, because it may affect Alford's ability to respond to changes in general economic conditions or in conditions in sectors to which Alford's customers belong. Substantially all of Alford's term indebtedness matures in eight to nine years and must be repaid in full or refinanced by that time.

The loss of one of its larger customers could have an adverse impact on Alford's operations

         Some of Alford's facilities depend to a large extent upon a small number of customers or commodities. An interruption or reduction in the business received from those customers or a reduction in supply or demand of those customers' commodities could result in a decrease in the sales at Alford's facilities and result in a decrease in Alford's overall sales.

If all of the selling shareholder shares are not sold, one shareholder will continue to hold a controlling interest in Alford, and the ability of investors to influence our corporate activities after the offering will be very limited

         Castor Capital Corporation currently holds 93.6% of Alford's outstanding common stock. Although Castor proposes to sell 2,500,000 shares in this offering, if it is unsuccessful in selling such shares, it could hold in the aggregate approximately 78.0% of the outstanding common stock upon completion of the offering. Consequently, Castor Capital Corporation will be able to elect all of Alford's Board of Directors and effectively will be able to control its affairs, policies and activities. In addition, Castor Capital Corporation will be able to determine or substantially influence the outcome of any matter submitted to a vote of Alford's shareholders. This concentration of ownership may have the effect of delaying or preventing a change in control of Alford.

The loss or damage to products stored at Alford's facilities could have an adverse impact on Alford

         Alford's business involves the handling, storage and distribution of products belonging to the public. In the event of a fire, flood or other occurrence, Alford could be held liable for the loss of or damage to stored products. There is no assurance that Alford would not incur a substantial liability to the public for loss or damage to stored products, in excess of applicable insurance coverage limits.

Because there is a limited trading market for Alford's common stock, you may have difficulty valuing and selling Alford's common stock

         There is currently only a very limited market for trading Alford's common stock and no assurance that an active trading market will develop or, if established, will be maintained. Alford's common stock does not now, and may never qualify for listing on the Nasdaq SmallCap Market or any securities exchange. Consequently, selling our shares will probably be more difficult because, for example, smaller quantities of shares could be bought and sold, and transactions could be delayed. See "Description of Securities" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Regulations affecting Alford may make it more difficult for you to resell its shares

         Because of the low price of our common stock and the fact that it is not listed on The Nasdaq SmallCap Market or any exchange, the shares may be subject to a number of regulations which may affect the price of the shares and your ability to sell the shares in the secondary market. See "Regulations Affecting the Price and Marketability of Alford's Stock."

If you are an affiliate of Alford your ability to sell our shares will be limited

         If you are an affiliate of Alford under the rules and regulations of the Securities and Exchange Commission you may not sell shares of Alford's common stock unless you comply with Rule 144 or another exemption from registration. You will be deemed an affiliate if you are an officer or director of Alford or if you beneficially own 5% or more of its securities.

Future sales of our stock made pursuant to Rule 144, could have an adverse effect on the prevailing market price of our common stock

         We are unable to predict the effect that sales made under Rule 144 or otherwise, may have on the then prevailing market price of our common stock. It is possible that market sales of large amounts of the shares offered in this prospectus or otherwise (or the potential for those sales even if they do not actually occur), will have the effect of depressing the market price of our common stock. See "Description of Securities -- Shares Eligible for Future Sale."

The year 2000 issue could adversely effect our business

         If  various  third  parties  do  not  successfully  achieve  year  2000 compliance, Alford's business and results of operations could be adversely affected, resulting from, among other things, Alford's inability to properly exchange and/or receive data. In addition, if our transfer agent does not achieve year 2000 compliance, that would have an adverse effect on your ability to trade the common stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operation -- The Year Two Thousand."



                           FORWARD-LOOKING INFORMATION

     Some of the statements contained in this prospectus relate to future expectations, contain projections of results of operations or financial conditions or include other forward-looking information. Those statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements. The forward-looking information is based on various factors and assumptions. Important factors that may cause actual results to differ from projections include, for example,

o  the success or failure of our efforts to implement our business strategy,

o  increased expenses, including utilities,

o  the effect of changing economic conditions,

o  our ability to attract and retain qualified employees,

o  other risks which may be described in this and future filings with the SEC.

     Please note that the forward looking statements are made as of the date of this prospectus and may not be updated to reflect, for example, actual results or changes in assumptions.


                      ALFORD REFRIGERATED WAREHOUSES, INC.

Formation

     Alford Refrigerated Warehouses, Inc. is a Texas corporation that was formerly known as Hilltop Acquisition Holding Corporation, and prior to that, as Optical Acquisition Corp. It was originally incorporated in October 1992 under the laws of the state of Delaware.

Bankruptcy

     Optical Acquisition Corp. filed a bankruptcy petition on September 21, 1995 and filed the First Amended Joint Plan of Reorganization on July 9, 1996. The United States Bankruptcy Court for the Northern District of Texas, Dallas Division entered an order approving the plan on August 9, 1996. The plan was modified pursuant to an order of the court on February 28, 1997.

     The plan provided for the liquidation of the company's assets and distribution of the proceeds to secured, priority and unsecured creditors. The plan further provided that the company would remain in existence, although all capital stock outstanding as of the petition date was canceled the company was reincorporated in the State of Texas in September 1997.

     As contemplated in the plan, the company, which had no operations or significant assets at the time, had undertaken a business strategy to seek out and consummate an acquisition or merger transaction.

Merger with Alford

         On or about December 15, 1998, Hilltop merged with Alford pursuant to an Agreement and Plan of Merger dated November 23, 1998 by and among Hilltop, Womack Gilman Investment Services, L.C., Halter Financial Group, Inc. and Alford. In accordance with the terms of the merger agreement, Alford (formerly Hilltop) was the surviving corporation. Immediately prior to the merger, Hilltop amended its Articles of Incorporation to effect a reverse stock split so that each share of Hilltop's issued and outstanding common stock was automatically converted into .625 of a fully paid and nonassessable share of Hilltop's common stock. Pursuant to the terms of the merger agreement, each share of common stock of Alford was automatically converted into the right to receive 655.1372 shares of the common stock of the surviving company. In addition, the Articles of Incorporation and the Bylaws of Alford became the Articles of Incorporation and Bylaws of the surviving company, the directors and officers of Alford became the directors and officers of the surviving company, and the surviving company changed its name to Alford Refrigerated Warehouses, Inc. The transaction is considered a reverse merger. Application of reverse merger accounting results in the following:

         1. The consolidated financial statements of the combined entity are issued under the name of the legal parent, Alford Refrigerated Warehouses, Inc. (formerly Hilltop), but the entity is considered a continuation of the legal subsidiary, Alford.

         2. As Alford is deemed to be the acquirer for accounting purposes, its assets and liabilities are included in the consolidated financial statements of the continuing entity at their carrying values.

         3. Amounts presented in the financial statements for periods prior to December 1998 are those of Alford, the legal subsidiary. All shares for periods prior to December 31, 1998, have been retroactively adjusted as if a stock split had occurred.

         4.       Costs related to the transaction were expensed during 1998.

Reorganization

         In November 1998, several affiliated entities of Alford were merged into Alford. These entities, including Robco Industries, Inc. and Alltemp Logistical Services, LLC are in the same line of business as Alford and, by virtue of their ultimate ownership, are considered to be entities under common control with Alford. Accordingly, these mergers were accounted for in the financial statements in a manner similar to a pooling of interests and the balance sheets, statements of operations, stockholders' equity and cash flows give retroactive effect to the mergers as if they occurred as of the beginning of the earliest period presented. The operations of Robco and Alltemp are insignificant to total operations of the combined company.

                              SELLING SHAREHOLDERS

         The following table sets forth information, as of June 1, 1999, regarding the selling shareholders, their recent relationships with Alford and its affiliates, their ownership of common stock before and after this offering, and the number of shares to be offered for the account of each. This information in this table assumes that all shares of common stock held by the selling shareholders are sold pursuant to this offering and that no additional common stock is sold or acquired by the selling shareholders:



                                                                                  Number of
                                   Material                                     shares to be
                                relationships             Amount of              offered for             Amount of
                                with Alford or           common stock              selling              common stock
                               affiliates since            owned at             shareholder's           owned at end
    Selling Shareholder         June 1, 1996            June 1, 1999               account              of offering
    -------------------         -------------           -------------             ---------            ------------

Fort Worth Holdings                  None                   300,000                 300,000                 -0-
Cold Storage, Inc.

J.B. Financial                       None                   100,000                 100,000                 -0-

Castor Capital                        *                   6,551,372               2,500,000              4,051,372
Corporation

*The sole shareholder of Castor Capital Corporation is the Robichaud Family Trust, of which Joseph Y.
Robichaud, chief executive officer of Alford, is trustee.  In addition, Mr. Robichaud is chairman and chief executive officer of Castor.

                                 USE OF PROCEEDS

         If all shares offered by Alford are sold by Alford directly and without the use of selling agents, Alford should net approximately $4,460,000 after deducting estimated offering expenses. However, Alford may contact registered broker-dealers to act as selling agents and in connection with such sales will pay fees or commissions not in excess of those normal for transactions of this type. Of the net proceeds, Alford will use up to $2,000,000 to repay existing indebtedness and the remainder for general working capital purposes and, depending on the timing of receipt of the proceeds, for Alford's two currently contemplated real estate acquisition.


                         DETERMINATION OF OFFERING PRICE

         Although Alford's common stock trades on the pink sheets, management does not believe that recent trading prices accurately reflect the value of the common stock. Among the factors Alford considered in setting the offering price of $4.50 per share were prevailing market conditions, the price-earnings ratio of publicly traded companies that Alford believes are comparable to Alford, the current state of Alford's development, and other factors Alford believed were relevant.

                              PLAN OF DISTRIBUTION

          Alford is offering 1,000,000 of common stock to the public for cash on a best efforts, no minimum basis. In addition, the selling shareholders, from time to time, propose and offer to sell 2,900,000 shares of Alford common stock. Of these, 2,500,000 shares will be sold by Castor Capital Corporation, an affiliate of the Company. Castor does not intend to sell its shares unless and until Alford has sold its 1,000,000 shares.

Common Stock to be Sold by Alford

         No underwriters have been engaged by Alford in connection with the offering. However, Alford may arrange for brokers, dealers or agents to participate in sales in consideration of commissions payable by Alford in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Any broker, dealer or agent participating in the distribution of shares of common stock may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act. Any commissions or discounts paid to any such broker, dealer or agent my be deemed to be underwriting commissions or discounts under the securities laws.

         The offer and sale of stock by Alford will commence promptly upon the date of this prospectus, will be made on a continuous basis and will continue until all of the shares are sold or until Alford determines to terminate further sales under this offering. The shares will be offered on a best efforts basis, meaning that there is no preexisting contractual commitment for any person to purchase these shares. To the extent Alford offers the common stock it is selling through Alford's existing trading markets, the common stock will be offered at a fixed price as set forth on the cover page of this prospectus.

Common Stock to be Sold by Selling Shareholders

The selling shareholders may offer all or a portion of their shares of common stock at various times in one or more of the following transactions:

o    in the pink sheets at prevailing market prices,

o if Alford qualifies for listing on Nasdaq, on Nasdaq at prevailing market prices,

o    otherwise than at prevailing market prices or negotiated prices, or

o in a combination of the above transactions (any of which may involve crosses and block transactions).

         The selling shareholders may effect transactions by selling the shares of the common stock to or through broker-dealers, and broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchasers of the shares for which the broker-dealers act as agents or to whom they may sell as principal, or both. Alford is not aware as of the date of this prospectus of any agreements between any of the selling shareholders and any broker-dealers with respect to the sale of the common stock offered by the selling shareholders pursuant to this prospectus. In connection with the distribution of shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers. In connection with these transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with selling shareholders. The selling shareholders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares described in this prospectus, which the broker-dealer may resell pursuant to this prospectus. the selling shareholders may also pledge the shares to a broker or dealer and, upon a default, the broker or dealer may effect sales of the pledged shares pursuant to this prospectus.

         The selling shareholders and any broker, dealer or other agent executing sell orders on behalf of the selling shareholders may be deemed to be "underwriters" within the meaning of the Securities Act, in which event commissions received by the broker, dealer or agent and profit on any resale of the shares may be deemed to be underwriting commissions under the Security Act. Any commissions received by a broker, dealer or agent may be in excess of customary compensation. The shares may also be sold, if applicable, in accordance with Section 4(1) of the Securities Act or Rule 144 and Rule 145 under the Securities Act.

         Information as to whether any underwriter who may be selected by the selling shareholders, or any other broker-dealer, is acting as principal or agent for the selling shareholders, the compensation to be received by underwriters who may be selected by the selling shareholders, or any broker-dealer, acting as principal or agent for the selling shareholders and the compensation to be received by other broker-dealers, will, to the extent required, be set forth in a supplement to this prospectus. Any dealer or broker participating in any distribution of the shares may be required to deliver a copy of this prospectus, including the prospectus supplement, if any, to any person who purchases any of the shares from or through such dealer or broker.

         Alford will pay all expenses of registration incurred in connection with the offering. The selling shareholders will be responsible for all selling and other expenses incurred by the selling shareholders.

         The selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation, Rule 102 under Regulation M, which may limit the timing of purchases and sales of any shares of the common stock by the selling shareholders. Rule 102 under Regulation M provides, with some exceptions, that it is unlawful for a selling shareholder or its affiliated purchaser to, directly or indirectly, bid for or purchase or attempt to induce any person to bid for or purchase, for an account in which the selling shareholder or affiliated purchaser has a beneficial interest in any securities that are the subject of the distribution during the applicable restricted period under Regulation M. All of the foregoing may affect the marketability of the common stock. Alford will require each selling shareholder and his or her broker if applicable, to provide a letter that acknowledges his compliance with Regulation M under the Exchange Act before authorizing the transfer of the selling shareholder's shares.

         It is anticipated that the selling shareholders may offer all of the shares for sale. Further, because it is possible that a significant number of shares could be sold at the same time, these sales, or the possibility of these sales, may have a depressive effect on the market price of Alford's common stock. No assurance can be given as to the liquidity of the trading market for the common stock.

         Except as specifically set forth herein, none of the selling shareholders has, or within the past three years has had, any position, office or other material relationship with Alford or any of its predecessors or affiliates.

         It is expected that Alford will spend a total of approximately $40,000 for legal fees, accounting fees, printing and other costs involved in the offering.

Regulations Affecting the Price and Marketability of Alford Stock

         Because of the low price of our common stock and the fact that it is not listed on The Nasdaq SmallCap Market or any exchange, the shares may be subject to a number of regulations which may affect the price of the shares and your ability to sell the shares in the secondary market.

         For example, Rule 15g-9 under the Securities Exchange Act may affect the ability of broker-dealers to sell the shares and may affect your ability to sell the common stock in the secondary market. Rule 15g-9 generally applies to shares that are not listed on The Nasdaq SmallCap Market or any stock exchange.

The rule imposes additional sales practice requirements on broker-dealers that sell low-priced securities to persons other than established customers and institutional accredited investors. For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction.

           In addition, because the penny stock rules probably will apply to our shares, investors in this offering probably will find it more difficult to sell their securities. The Securities and Exchange Commission's regulations define a penny stock to be any equity security that has a market price or exercise price of less than $5.00 per share, subject to some exceptions. The penny stock rules require a broker-dealer to deliver a standardized risk disclosure document prepared by the Securities and Exchange Commission, to provide the customer with additional information including current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, monthly account statements showing the market value of each penny stock held in the customer's account, and to make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These requirements probably will reduce the level of trading activity in the secondary market for the common stock and may severely and adversely affect the ability of broker-dealers to sell our securities.


                                    DIVIDENDS

         The Company has not paid any dividends on its common stock and does not anticipate paying any dividends in the foreseeable future. The Company's bank loan agreements prohibit the payment of any dividends without the bank's consent.

                                 CAPITALIZATION

         The following table shows the capitalization as of March 31, 1999, and as adjusted to reflect the results of Alford's offer of stock in this prospectus, assuming all 1,000,000 of the new shares offered by Alford are sold and (ii) the issuance in May, 1999, of 400,000 shares to the selling shareholders. (These 400,000 shares were issued in connection with the purchase of Alford's Fort Worth facility. We discuss this transaction in greater detail in "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Three Months Ended March 31, 1999 Compared to Three Months Ended March 31, 1998 -- Liquidity and Capital Resources."

                                                                                     March 31, 1999
                                                                                ----------------------
                                                                                Actual     As Adjusted
                                                                                ------     -----------
                                                                                     (in thousands)


Long-term debt, net of current portion                                           $15,463     $13,463
Stockholder's equity:

         Preferred stock, par value $0.01 per share,
           5,000,000 shares authorized, none issued                                    -           -

         Common stock, par value $0.01 per share,  50,000,000 shares authorized,
           issued  7,000,715,  actual,  50,000,000  shares  authorized,   issued
           8,400,715, as
           adjusted                                                                   70          84

         Additional paid in capital                                                5,032       9,878
         Retained earnings                                                           344         344
                                                                                 -------     -------
Total Stockholder's equity                                                       $ 5,446     $10,306
                                                                                 -------     -------
Total capitalization                                                             $20,909     $23,769
                                                                                 -------     -------

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATION

         With the exception of historical information, the matters discussed in this prospectus are "forwardlooking statements" as that term is defined in
Section 21E of the Securities Exchange Act of 1934. Alford cautions you that actual results could differ materially from those expected by Alford depending on the outcome of a number of factors, including, without limitation, adverse changes in the market for Alford's services. You are cautioned not to place undue reliance on any forward-looking statement. All forwardlooking statements speak only as of the date of this filing. Alford does not have any obligations to update or otherwise make any revisions to these statements to reflect events or circumstances after the date of this filing, including, without limitation, changes in Alford's business strategy or planned capital expenditures, or to reflect the occurrence of unanticipated events.

         Unless otherwise noted, reference to 1997 and 1998 are to the years ended December 31 of each year.

Results of Operations

         The following table sets forth unaudited information for the periods indicated, including the dollar amount and percentage of revenues and pre-tax net income derived from each of the Company's segments (warehouse locations).


                                              YEAR ENDED                                           THREE MONTHS ENDED
                                             December 31,
                                     1998                     1997                                   March 31, 1999
                         -------------------------------------------------      ----------------------------------------------------

REVENUES:
Dallas                 $ 9,411,480        53.3%    $ 8,129,544       52.1%      $2,112,677        58.9%     $2,106,422      51.7%
Richardson (1)           2,264,779        12.8%      1,899,151       12.2%         467,313        13.0%        502,612      12.3%
Fort Worth (2)           1,110,884         6.3%      1,005,607        6.4%         269,791         7.5%        259,039       6.4%
La Porte (3)             2,771,127        15.7%      2,500,846       16.0%         665,491        18.5%        674,924      16.6%
Other (4)                2,093,671        11.9%      2,076,258       13.3%          73,430         2.1%        529,383      13.0%
                       -----------       ------    -----------      ------      ----------       ------     ----------     ------
                       $17,651,941       100.0%    $15,611,406      100.0%      $3,588,702       100.0%     $4,072,380     100.0%
                       ===========       ------    ===========      ======      ==========       ======     ==========     ======

NET INCOME (LOSS):

Dallas                 $ 1,500,682       127.8%    $   802,032      585.8%      $  210,995       558.2%     $  323,408     182.7%
Richardson (1)             213,996        18.2%        127,413       93.1%           5,807        15.4%         32,814      18.5%
Fort Worth (2)             120,465        10.3%         67,454       49.3%          10,882        28.8%         26,189      14.8%
La Porte (3)                15,012         1.3%        (64,734)     (47.3%)        (18,633)      (49.3%)       (27,293)    (15.4%)
Other (4)                 (675,879)      (57.6%)      (795,261)    (580.9%)       (171,252)     (453.1%)      (178,128)   (100.6%)
                       -----------       ------    -----------      ------      ----------       ------     ----------     ------
                       $ 1,174,276       100.0%    $   136,904      100.0%      $   37,799       100.0%     $  176,990     100.0%
                       ===========       ======    ===========      ======      ==========       ======     ==========     ======

---------------------

(1)  Richardson began operations on 12/05/96 under Alford's management.



                                       11




(2)  Fort Worth began operations on 1/02/97 under Alford's management.

(3) La Porte was leased and operated up to February 6, 1998 by Alltemp Logistical Services, LLC which was owned 100% by Mr. Michael Oros, who is now the President of Alford. Alltemp was sold to Alford's parent which then exercised an option to purchase the La Porte facility. Alford then leased the facility beginning February 6, 1998. On November 30, 1998 Alford's parent contributed its ownership interest in Alltemp to Alford. The contribution was treated as a merger with an entity under common control. Accordingly, Alltemp's operations are presented as if the contribution occurred January 1, 1997.

(4)  Includes   revenues  or  losses  of  a  facility  in  Houston,   which  was
     discontinued in 1998 and expenses associated with the corporate office (accounting, legal, data processing and administrative).

Three Months Ended March 31, 1999, Compared to Three Months Ended March 31, 1998


     Revenues

     The Company recorded a net income of $37,799, or $.01 per share for 1999, as compared to a net profit of $176,990, or $.03 per share for 1998.

     Total revenues for the three months ended March 31, 1999 were $3,588,702, a decrease of $483,678, or 11.9%, compared to revenues of $4,072,380 for the three months ended March 31, 1998. This decrease in revenues is due primarily to having discontinued the operation in Houston in 1998. All warehouse locations maintained approximately the same revenues for 1999 with the exception of Richardson which decreased by $35,299, or 7.0%.

     Operating Costs

     Operating costs decreased by $214,868, or 7.9% from 1998 to 1999, due primarily to the decrease in costs associated with the Houston facility of $325,741. This overall decrease is generally made up of the net of the following increases and decreases:

     - Wages and benefits remained stable, however the decrease of $176,516 from the discontinued operation in Houston was offset by an increase in wages at the Dallas facility of $79,655 and an overall increase in the cost of health and workers' compensation insurance premiums.

     - Utilities decreased by $51,198, or 9.3% primarily due to the discontinued operation in Houston.

     - Insurance decreased by $11,803, or 15.3% primarily due to the favorable renewal of insurance premiums.

     - The remaining decrease in operating costs was due to a multitude of smaller decreases which on an individual basis are not material.

     General and Administrative Expenses

     General and administrative expenses increased by $40,947, or 18.5%. This increase was primarily due to an increase in legal and professional fees of $38,254, or 57.8%. These fees are associated with legal representation to assist the Company with the filing a Form 10-SB with the Securities and Exchange Commission and other matters relating to the reverse merger and preparation for listing on the NASDAQ stock exchange.

     Depreciation, Amortization, Rent and Interest

     Depreciation expense increased in the three months ended March 31, 1999 to $200,757 from $182,551 in 1998 due primarily to the effect of assets acquired in the last three quarters of 1998. Rent expense decreased by $158,078, or 42.1% from the three months ended March 31, 1998 to the three months ended March 31,

1999. This decrease was primarily due to the termination of the lease on the facility in Houston. Interest expense was $356,537 in the three months ended March 31, 1999, as compared to $325,333 in the three months ended March 31, 1998. This increase of $31,204, or 9.6% was due primarily to the assumption of $5,400,000 of long-term debt for the purchase of La Porte which occurred in February of 1998.

     Income Tax Expense or Benefit

     Income tax expense includes the current federal tax expense and the effect of deferred taxes related primarily to the difference between book and tax depreciation on property, plant and equipment. For the three months ended March 31, 1999 and March 31, 1998, the Company recorded income tax expense of $16,666 and $78,564, respectively. The change from 1998 to 1999 is due primarily to decrease in income before income taxes.

     The Company establishes valuation allowances when necessary, in accordance with the provisions of SFAS 109, "Accounting for Income Taxes", to reduce deferred tax assets to the amount expected to be realized. Based upon future income projections, the Company expects to realize the net asset.


Liquidity and Capital Resources

     **1 At March 31, 1999, the Company's working capital ratio was .8 to 1 compared to 1.2 to 1 at March 31, 1998. The Company had a working capital deficit of $740,046 at March 31, 1999, as compared to working capital of $454,187 at March 31, 1998. The decrease in the Company's working capital ratio and working capital is primarily due to decreases in cash and cash equivalents of $809,338 and increases in accrued charges of $150,209 and current maturities of long-term debt of $105,604.

     **2 Net cash provided by operating activities for 1999 totaled $763,717 as compared to $1,264,022 for the three months ended March 31, 1998. The decrease in net cash provided by operating activities is comprised of the following factors: net income was $37,799 in 1999 as compared to $176,990 in 1998; deferred tax expense was $15,577 in 1999 as compared to $126,418 in 1998; prepaid expenses increased $10,584 in 1999 as compared to a decrease of $105,122 in 1998; other assets decreased by only $10,451 in 1999 as compared to $223,493 in 1998; and property taxes payable decreased $355,532 in 1999 as compared to $31,081 in 1998. These decreases were partially offset by a decrease in accounts receivable of $436,788 in 1999 as compared to $215,887 in 1998.

     **3 Capital expenditures for 1999 were $42,085, compared to $1,131,467 for 1998. The capital expenditures for 1998 included the cash paid on the purchase of the La Porte facility.

     The Company has a line of credit which provides up to $2,500,000, of which the Company had borrowed $1,340,774 at March 31, 1999. The borrowing base on the line of credit fluctuates based on reports submitted by the Company to the lender on an as needed basis. The availability at any time is determined by a calculation of 80% of the eligible accounts receivable submitted plus 20% of the cash receipts collected since the last report. The line of credit expires on December 3, 2001.

     **4 Net cash used in financing activities for 1999 totaled $798,788 as compared to net cash provided by financing activities of $262,580 in 1998, a net change of $1,061,368. The Company paid $208,603 on the line of credit in 1999 as compared to receiving $777,951 in advances in 1998. Cash was used to make principal payments on debt of $388,710 and advances to an affiliate of $201,475 as compared to $244,443 and $270,928 respectively in 1998.

     **5   The Company believes  that cash flow  will  be adequate  to  fund the
Company's working capital requirements.

     On May 26, 1999, Alford purchased the Fort Worth facility from Fort Worth Cold Storage Holdings, Inc. for $2.1 million in cash, provided by a first mortgage on the property, and 400,000 shares of Alford common stock. The Company closed this transaction on May 26, 1999. Fort Worth Cold Storage subsequently sold 100,000 of the shares, and Castor Capital Corporation, an affiliate of Alford, has entered into an agreement to purchase the remaining 300,000 shares for $500,000.00. Although Alford issued a note to Fort Worth Cold Storage Holdings in the principal amount of $500,000.00, this note will be cancelled upon Castor's purchase of the 300,000 shares. Alternatively, if Alford pays the note directly, it will receive the 300,000 shares back from Fort Worth Cold Storage Holdings. The Company has executed an "Exclusive Option Contract" for the purchase of the Richardson facility for $6,000,000. The option period will expire on February 22, 2000.

Year Ended December 31, 1998, Compared to Year Ended December 31, 1997

     **6   Unless otherwise noted, references  to 1997 and 1998 are to the years ended December 31 of each year.

     Revenues

     Alford recorded a net profit of $813,276, or $.12 per share for 1998, as compared to a net profit of $141,497, or $.02 per share for 1997.

     Total revenues for 1998 were $17,651,941, an increase of $2,040,535, or 13.1%, compared to revenues of $15,611,406 for 1997. This increase in revenues is comprised primarily of the following components: Dallas revenues increased by $1,281,936, or 15.8%; Richardson revenues increased by $365,628, or 19.3%; Fort Worth revenues increased by $105,277, or 10.5%; and La Porte revenues increased by $270,281, or 10.8%. Revenues from the facility in Houston, which was discontinued in 1998, decreased marginally from 1997.

     The increases of 15.8% in Dallas and 19.3% in Richardson are due to a higher utilization of space at each facility. The current senior management team began working on an aggressive revenue building program when they joined Alford in December 1996. Continued increases are projected for 1999 as Alford continues its efforts to increase utilization. The Fort Worth facility has approximately 30% of the warehouse space leased to a tenant, which accounted for approximately 32% of the revenues for 1998 and 25% of the revenues for 1997. The revenue earning capability of this facility is stabilized by this constant flow of revenue and increases in revenue are more dependant on the efficient utilization of the remaining warehouse capacity. La Porte came under current management's control in February 1998. Although the revenue increases from 1997 to 1998 exceeded 10%, management believes that the true earning capability of La Porte will not be realized until at least 1999.

     Operating Costs

     Operating costs increased by $754,843, or 7.0% from 1997 to 1998, due primarily to the increase in related sales. This overall increase is generally made up of the net of the following increases and decreases:

     - Wages and benefits increased by $643,320, or 11.6% primarily due to increases in warehouse utilization which in turn necessitated increased employment levels.

     - Utilities increased by $261,986, or 11.1% primarily due to the abnormally high outside temperatures during 1998 which contributed to increased consumption of electricity.

     -   Insurance   decreased  by  $56,512,  or  14.6%  primarily  due  to  the consolidation of La Porte under corporate insurance policies in 1998.

     - The remaining decrease in operating costs was due to a multitude of smaller decreases which on an individual basis are not material.

     General and Administrative Expenses

     General and administrative expenses decreased by $267,622, or 20.3%. This decrease was primarily due to a decrease in legal and professional fees of $226,514, or 57.4%.

     Depreciation, Amortization, Rent and Interest

     Depreciation expense increased in 1998 to $776,569 from $545,732 in 1997 due primarily to the purchase of La Porte and the capitalization of lease assets and obligations. Rent expense decreased by $146,424, or 8.5% from 1997 to 1998. This decrease was primarily due to the purchase of La Porte in 1998 and the closing of the leased facility in Houston. Interest expense was $1,462,318 in 1998, as compared to $1,030,789 in 1997. This increase of $431,529, or 41.9% was due primarily to the assumption of $5,400,000 of long-term debt for the purchase of La Porte and the higher utilization of the line of credit.

     Income Tax Expense or Benefit

     Income tax expense or benefit includes the current federal tax expense or benefit and the effect of deferred taxes related primarily to the difference between book and tax depreciation on property, plant and equipment. For the years ended December 31, 1998 and December 31, 1997, Alford recorded income tax expense of $361,000 and an income tax benefit of $4,593, respectively. The change from 1998 to 1997 is due to an increase in taxable income and deferred tax expense related to the utilization of net operating losses which became available in 1998 after the merger with Robco.

     Alford establishes valuation allowances when necessary, in accordance with the provisions of SFAS 109, "Accounting for Income Taxes," to reduce deferred tax assets to the net deferred tax asset expected to be realized. Alford had potential net operating loss carryforward of approximately $8,332,000 and $9,703,000 for the years ended December 31, 1998 and December 31, 1997, respectively. A valuation allowance of $1,676,000 exists for both years for net operating loss carryforwards not anticipated to be realized before expiration. Based upon future income projections, Alford expects to realize the net asset.

Liquidity and Capital Resources

At December 31, 1998, the Company's working capital ratio was .9 to 1 compared to 1.3 to 1 at December 31, 1997. The Company had a working capital deficit of $241,219 at December 31, 1998, as compared to working capital of $681,778 at the end of 1997. The decrease in the Company's working capital ratio and working capital is primarily due to decreases in cash and cash equivalents of $337,047 and federal income tax receivable at $127,629 and increases in property taxes payable at $294,704 and current maturities of long-term debt in the amount of $384,285. These decreases are offset in party by an increase in accounts receivable of $188,443. The increase in accounts receivable and property taxes payable are primarily due to addition of La Porte in 1998. The increase in current maturities of long-term debt is primarily due to the assumption of a note payable of $5,400,000 for the purchase of La Porte and the capitalization of lease assets and obligations of $1,191,228.

     Net cash provided by operating activities for 1998 totaled $2,119,211 as compared to net cash used in operating activities of $91,878 for the year ended 1997. The increase in net cash provided by operating activities is comprised of the following factors: net income was $813,276 in 1998 as compared to $141,497 in 1997; depreciation expense was $776,569 in 1998 as compared to $545,732 in 1997; deferred tax expense was $296,000 in 1998 as compared to deferred tax benefit of $6,593 in 1997; prepaid expense decreased $459,058 in 1998 as compared to $294,517 in 1997; accounts payable increased $116,068 in 1998 as compared to a decrease of $87,826 in 1997; and property taxes payable increased $294,704 in 1998 as compared to $186,158 in 1997. These increases were partially offset by a decrease in notes payable of $522,254 in 1998 as compared to $280,659 in 1997. In 1997 there were other material decreases in net cash provided by operating activities due to an increase in deposits and escrows of $552,506 and an increase in other assets of $511,827. There was no material change in these categories in 1998.

     Capital expenditures for 1998 were $1,417,965, compared to $746,579 for 1997. The increase of $671,386 was due primarily to the cash paid on the purchase of the La Porte facility.

     The Company has a line of credit which provides up to $2,500,000, of which the Company had borrowed $1,549,377 at December 31, 1998. The borrowing base on the line of credit fluctuates based on reports submitted by the Company to the lender on an as needed basis. The availability at any time is determined by a calculation of 80% of the eligible accounts receivable submitted plus 20% of the cash receipts collected since the last report. The line of credit expires on December 3, 2001.

     Net cash used in financing activities for 1998 totaled $1,038,293 as compared to net cash provided by financing activities of $697,062 in 1997, a net change of $1,735,355. Financing activities in 1997 included mortgage financing on the Dallas facility for $8,100,000 and a term loan of $1,207,160. The Company also received $678,165 in advances on the line of credit. Cash was used to make principal payments on debt of $5,758,195 and advances to an affiliate of $3,922,472. In 1998 financing activities consisted of advances on the line of credit in the amount of $1,021,212. Cash was used to make principal payments on debt of $1,261,464 and advances to an affiliate of $798,041.

     During 1998, the Company's parent assumed $2,600,000 of the notes payable outstanding as of January 1, 1998 as a settlement of a portion of the notes payable due to the Company. The Company has guaranteed this obligation which totaled $2,350,000 at December 31, 1998. The Company believes that the collateral pledged by its parent is adequate to cover the debt in case of a default and has not recorded a liability in the financial statements related to this guarantee.

     The company believes that cash flow supplemented by the Company's positive cash position will be adequate to fund the Company's working capital require-ments.


Year 2000

     The Company, like many companies, faces the "Year 2000" issue. This is a result of computer programs being written using two digits rather than four to define the applicable year. Any of the Company's programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failures or miscalculations causing disruptions of operations, including, among other things a temporary inability to process transactions or engage in similar normal business activities. The Company recognizes that it must take action to ensure that its operations will not be adversely impacted by Year 2000 software failures.

     The Company has conducted a comprehensive review of its computer systems to identify the impact of the "Year 2000" issue. The Company has developed a plan to address the problem and is currently implementing the changes identified in the plan. During 1998 the Company replaced one of its computer processors to handle the Year 2000 compliant software. The software used by the Company is provided by a third party who has assured the company that its latest version is

Year 2000 compliant. The fees associated with the licensing of the latest version were paid in 1996. Implementation of the software is expected late in the second quarter of 1999. The remaining costs associated with the implementation are not expected to have a material effect on the Company or its results of operations. The total cost associated with the remediation plan is currently estimated to be less than $180,000, most of which was incurred in 1996 and 1998.

     The Company has maintained correspondence with many of the Company's significant customers and suppliers. To date, the Company is not aware of any third party customer or supplier with a "Year 2000" issue that would materially impact the Company's results of operations, liquidity or capital resources. However, the Company has no means of ensuring that all third parties will be "Year 2000" ready.

     The Company has reviewed its non-information technology and systems that may include embedded chips for Year 2000 compliance. The Company's assessments indicate that due to the nature of the Company's operations, these technology systems do not represent an area of material risk relative to Year 2000 readiness.

Fluctuations in Operating Results; Seasonality

     Generally sales volumes are lowest at the beginning of the fiscal year and grow steadily to a peak in the fourth quarter.

Environmental Matters

     The Company is not aware of any environmental liability relating to its facilities or operations that would have a material adverse effect on the Company, its business, assets or results of operations.

Inflation

         Inflation has not historically had a material effect on the Company's operations, and is not expected to have a material impact on the Company in the future.

Accounting Matters

     In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information". SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected financial information about operating segments in interim financial reports to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. The disclosure requirements of SFAS No. 131 are effective for financial statements for financial years beginning after June 15, 2000. The Company has complied with the disclosure requirements of SFAS No. 131 in its financial statements for fiscal year ended December 31, 1998 and December 31, 1997.

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". This statement standardized the accounting for derivative instruments, including certain derivative instruments embedded in other contracts, by requiring that an entity recognize those items as assets or liabilities in the statement of financial position and measure them at fair value. The statement generally provides for matching the timing of gain or loss recognition on the hedging instrument with the recognition of (a) the changes in fair value of hedged asset or liabilities that are attributable to the hedged risk or (b) the earnings effect of the hedged forecasted transaction. The statement is effective for all fiscal quarters for all fiscal years beginning after June 15, 2000, with early application encouraged, and shall not be applied retroactively to financial statements of prior periods. Adoption of SFAS No. 133 is expected to have no effect on the Company's financial statements.

                                  THE BUSINESS

     Alford believes that it is the largest public refrigerated warehousing operation in the southwest United States. Alford operates a network of four strategically located refrigerated warehouse facilities in Texas, with a total area of 1,500,000 sq. ft. or 32,000,000 cu. ft. of storage space. Alford's principal executive office is located at 318 Cadiz Street, Dallas, Texas 75207 and its telephone number is (214) 426-5151.

     Alford's public warehouse business consists of providing customers, which include food processors, distributors, wholesalers and retailers, with temperature controlled storage services and a full range of logistics management and other value-added services such as (i) blast freezing of fresh products,
(ii) repackaging and labeling of food products, (iii) order picking and load consolidation, (iv) cross-docking, (v) container handling, (vi) importing and exporting services, (vii) USDA approved storage and inspection services, and
(viii) Federal Government inspected facility for export.

     Alford is a third party service provider and as such does not purchase the inventory that it stores. When Alford receives products for storage, it provides the customer with a nonnegotiable warehouse receipt. At that time, the customer pays for one month of storage and handling based upon the type and amount of product accepted at the beginning of the 30 day period. Alford's inventory control system monitors the product by type of product and by lot number. To remove any product from storage, the customer places an order with Alford, Alford removes the product from the warehouse for the customer and provides the customer with a bill of lading. If there is any product remaining in storage at the end of the 30 day period, Alford bills the customer for an additional 30 days of storage.

     In addition to its public warehouse business, Alford leases refrigerated space to approximately 28 tenants who manage their own inventory and logistics functions and use their own equipment and personnel. In almost all cases, the tenant pays all of the expenses, except for utilities and property taxes which are included in the rent. The terms of the leases may be month to month or as long as five years. Alford does not allow tenants to make any special modifications to the leased space without Alford's prior approval. For the year ended December 31, 1998 public warehouse customers represented over 93% of Alford's revenue, the remainder of which was attributable to leased space. For the year ended December 31, 1997, public warehouse customers represented approximately 92% of Alford's revenue.

     Alford is designing and planning the construction of a 4,000,000 cubic foot addition to its Cadiz Street facility in Dallas, Texas. Alford anticipates that the new addition will contain a blast freezing capacity of 400,000 lbs. per day and storage at -20(degree)F.

The Industry

     The public refrigerated warehousing industry provides refrigerated warehousing, inventory management and logistics services to food processors, distributors and retailers of frozen and chilled foods during the period between production and consumption. In the food industry, there is a period between production and consumption as well as a continuing shift by individual food processors, distributors and retailers from owning their refrigerated storage facilities to outsourcing their warehousing requirements, inventory management and logistics functions to operators of public refrigerated warehousing businesses who are generally more economical providers of such services.

     Historically, public refrigerated warehousing growth has been steady and non-cyclical. Although the overall U.S. food industry has been growing at the rate of population growth, according to a U.S. Department of Agriculture report dated January of 1998, the public refrigerated warehousing industry has been growing more rapidly than the population, at an average compound annual growth rate of 4.5% per year over the past 10 years.

Customers

     Alford had approximately 600 customers during the three months ended March 31, 1999, the 12 months ended December 31, 1998 and the 12 months ended December 31, 1997. Alford's customers include a broad base of national, regional and local food processors, distributors, wholesalers and retailers. The current customer base includes Pilgrim's Pride, Nabisco Food, M & M Mars, Kroger Co., Maple Leaf Foods, Borden Dairy, Chef America, Dairy Farmers of America and many others. During the twelve months ended December 31, 1998, no customer accounted for more than 10% of Alford's revenues. During the twelve months ended December 31, 1997, Nabisco Food accounted for approximately 12% of Alford's revenues.

Competition; Growth Potential

     The United States public refrigerated warehousing market is highly fragmented. According to the International Association of Refrigerated Warehouses, the 10 largest public refrigerated warehousing firms represent less than 40% of the available public refrigerated warehousing space. Public refrigerated warehousing facilities in the United States are typically owned by strong local or regional operators with one to four facilities representing two to 14 million cubic feet of public refrigerated warehousing space which, on average, generate direct profit contribution margins of 40%. Many of these companies are family-owned businesses without successors active in the management of the business. Based on past experience with such owners and the dynamics of the industry, the Company believes that many of these businesses can be acquired at attractive cash flow multiples.

Sales and Marketing

     Alford's marketing and sales efforts are integrated across all levels of management. Senior management has the responsibility for major customers, including all national accounts. In addition, customers in each region are serviced by regional general managers who work with sales and marketing professionals to plan and execute regional business development strategies. At the local level, individual facility managers are responsible for developing and maintaining long-term relationships with customers.

     Alford's management and sales professionals are aggressively pursuing business development opportunities that arise from natural market growth as sales of frozen foods increase and the trend towards the use of public refrigerated warehouse services continues. Management believes that by taking an active role in the management and coordination of its customers' inventories and by providing a broader range of logistics services, the Company will maintain its competitive advantage over the long term.

Suppliers

     Alford's largest expenses are labor and utilities. It is not dependent upon any one supplier for raw materials. The majority of Alford's maintenance services are provided primarily by its own employees.

Employees

     As of March 31, 1999, Alford had a total of 188 employees, all of whom are full-time employees. Of these employees, approximately 136 were employed at the Dallas, Texas facility which includes its corporate offices, 28 were employed at the La Porte facility, 17 were employed at the Richardson facility and seven were employed at the Fort Worth facility. None of the employees are represented by a labor union.

Government Regulation

     Alford's operations are subject to federal, state and local laws, regulations and ordinances relating to the storage, handling, emission, transportation and discharge of certain materials and various other health and safety matters. These laws include the Clean Air Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, and the Resource Conservation and Recovery Act. For example, Alford uses anhydrous ammonia in its operations. In addition, Alford uses a type of refrigerant which is no longer being produced because of government regulations. Alford is in the process of modifying its equipment and believes that all of its equipment will be able to use a new type of refrigerant by the end of 1999. Alford's operations also are governed by laws and regulations relating to workplace safety and worker health, principally the Occupational Safety and Health Act and the regulations thereunder.

     Governmental authorities have the power to enforce compliance with their regulations, and violators may be subject to fines, injunctions or both. Alford believes that it is currently in substantial compliance with all such applicable laws and regulations. Alford cannot at this time estimate the impact of any increased regulation on Alford's operations, future capital expenditure requirements or the cost of compliance.

     In addition to regulating Alford directly, Alford's customers are subject to certain regulations relating to the import and export of food products. Alford maintains an approved USDA inspection room on site at three of its four facilities for the benefit of its customers.

Research

     Alford generally does not spend any material amount of its resources on research and development. Rather, it is a member of the Refrigeration Research and Education Foundation which is an organization that was founded in 1943 as a scientific and educational foundation for the following purposes:

     o    advance  the  application  of  refrigeration   technology  for  better
          preservation of food and commodities;

     o    develop and support research in the science of refrigeration;

     o    cooperate  with  government  and  private   institutions  in  research
          activities;

     o    train and educate refrigerated warehouse/distribution personnel; and

     o establish and make available a repository of scientific information specific to the industry.

Licenses, Permits and Product Registrations

     Alford uses certain licenses and registrations in its operations. For example, Alford has a perpetual license for the use of certain software from Maves International Software, Inc. Alford uses this software for inventory control and financial reporting. Alford is not required to pay any additional royalties on the software, however, Alford periodically purchases upgrades to the software.

     In addition, Alford Distribution Services, Inc., a wholly owned subsidiary of Alford is licensed by the Texas Alcoholic Beverage Commission to store products containing alcohol. Alford Distribution Services is required to post a bond each year to maintain this license which is subject to revocation, modification and renewal each year by the commission.

     For the benefit of its customers, Alford maintains a room at three of its four facilities that is approved by the USDA for use in connection with the inspection of food products.

     Alford's trademark, a penguin, is registered with the patent trademark office. This registration is periodically subject to renewal.

Properties

     Set forth below is information with respect to Alford's principal properties. The industry measures space in cubic feet instead of square feet because cost projections include facility height to account for refrigeration and stacked cooled product. Alford believes that all of these properties are adequately insured, in good condition and suitable for their anticipated future use.


                                                                                                         Lease
Location                   Primary Use              Approximate Size            Owned/Lease         Expiration Date
--------                   -----------              ----------------            -----------         ---------------

Dallas, Texas              Corporate office         24,000,000 cubic            Owned                        N/A
                           & Warehouse              feet on 52 acres

La Porte, Texas            Warehouse                4,500,000 cubic feet        Owned                        N/A
                                                    on 32.3 acres

Richardson, Texas          Warehouse                3,200,000 cubic feet        Leased              Dec. 31,2007
                                                    on 12.4 acres

Fort Worth, Texas          Warehouse                1,550,000 cubic feet        Owned                        N/A
                                                    on 13.5 acres

     Dallas, Texas

     Alford has 18 tenants at its Dallas, Texas facility. Of these, no tenant occupies ten percent or more of the rentable cubic footage of the facility. Alford itself uses a majority of the total cubic feet of the facility as a public refrigerated warehouse. A majority of the Dallas, Texas facility is used for refrigerated warehousing purposes. The remainder is used for public dry storage and for Alford's corporate offices.

     The Dallas, Texas facility is subject to a 10 year fixed rate mortgage in the original principal amount of $8,100,000 which accrues interest at 8.4% per year. As of January 20, 1999, Alford owed approximately $7,893,859 on the mortgage which matures on or about October 1, 2007. At that time, assuming no prepayments, Alford will owe approximately $5,682,578.

     Alford currently plans to begin construction in 1999 on a 4,000,000 cubic-foot addition to its facility in Dallas, Texas. The estimated cost of the improvements is approximately $8,000,000 which amount most likely will be financed by a conventional mortgage or sale of convertible debentures in addition to cash flow and the issuance of Alford's common shares.

     La Porte, Texas

     Alford has three tenants at its La Porte facility. Of these, no tenant occupies ten percent or more of the rentable cubic footage of the facility. Alford itself uses a majority of the total cubic feet of the facility as a public refrigerated warehouse.

     This property is subject to a 10 year fixed rate mortgage in the original principal amount of $5,400,000 which accrues interest at 8.36% per year. As of January 20, 1999, Alford owed approximately $5,352,494 on the mortgage which matures on or about March 1, 2008. At that time, assuming no prepayments, Alford will owe approximately $4,511,799.

     Richardson, Texas

     Alford has three subtenants at its Richardson facility. Alford has executed an exclusive option contract for the purchase of this property for $6,000,000. Alford has received a term sheet from a bank, subject to due diligence, to finance the purchase of the property in an amount up to 70% of the property's appraised value. Alford hopes to close this transaction by the end of the third quarter of 1999.

     Fort Worth, Texas

     As of December 31, 1998, Alford had four tenants at its Ft. Worth facility. Of these, Kroger Co. accounted for approximately 30% of the space in the facility. The lease between Alford and Kroger Co. is for a one year term with provisions for annual renewal.

     On May 26, 1999 Alford purchased the Fort Worth facility from Fort Worth Cold Storage Holdings, Inc. for $2.1 million in cash, provided for by a first mortgage on the property, and 400,000 shares of Alford common stock. Fort Worth Cold Storage subsequently sold 100,000 of the shares, and Castor Capital Corporation, an affiliate of Alford, has entered into an agreement to purchase the remaining 300,000 shares for $500,000.00. Although Alford issued a note to Fort Worth Cold Storage Holdings in the principal amount of $500,000.00, this note will be cancelled upon Castor's purchase of the 300,000 shares. Alternatively, if Alford pays the note directly, it will receive the 300,000 shares back from Fort Worth Cold Storage Holdings.

Legal Proceedings

     Alford is not a party to any legal actions or proceedings that it believes will have a material adverse effect on its business, results of operations or financial position.


                       WHERE YOU CAN GET MORE INFORMATION

     If you want more information, write or call us at:

                           Alford Refrigerated Warehouses, Inc.
                           318 Cadiz Street
                           Dallas, Texas 75207
                           Telephone: (214) 426-5151

     Our fiscal year ends on December 31. We presently are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, and to furnish our shareholders annual reports containing audited financial statements and other appropriate reports. You may read and copy any reports, statements or other information we file at the SEC's public reference room in Washington D.C. You can request copies of these documents, upon payment of a duplicating fee by writing to the SEC. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC Internet site at http://www.sec.gov.

     This prospectus contains information concerning Alford as of December 31, 1998 unless another date is specified. The delivery of this prospectus at any time does not constitute a representation that the information contained in it is correct as of any other date, and the delivery of this prospectus shall not imply that there has not been a change in the business or affairs of Alford since that date. No dealer, salesman or other person has been authorized to furnish information or to make any representations other than what is set forth in this prospectus. You should not rely on any information or representation other than the information set forth in this prospectus.


                                   MANAGEMENT

     Set forth below is certain information regarding the directors, executive officers and significant employees of Alford. Each of the directors of Alford will serve until the next annual meeting of shareholders or until his successor is elected and qualified. Executive officers of Alford are elected by the Board of Directors to hold office until their respective successors are elected and qualified.

Name                                   Age               Position(s)

Alton M. Adams                         60                Chief Executive Officer
Michael A. Oros                        63                President
James C. Williams                      41                Vice President, Chief
                                                         Financial Officer,
                                                         Secretary, Treasurer
                                                         and Director
Joseph Y. Robichaud                    71                Director
Kenneth M. Tomilson                    65                Director

     Set forth below is a description of the backgrounds of the directors, executive officers and significant employees of Alford.

     Joseph Y. Robichaud has served as a Director of Alford since December 1996 and from March 1994 to July 1995. Mr. Robichaud is also on the board of directors and serves as the chairman and chief executive officer of Castor Capital Corporation. From 1966 to 1995, Mr. Robichaud was chairman and, indirectly, principal shareholder of Odyssey Industries, Inc., which was the sole shareholder of Associated Freezers of Canada, Inc., an operating company in the business of owning and operating frozen food warehousing facilities in Canada and Australia. In 1994, a dispute arose between Odyssey and its bank lender concerning currency exchange rates affecting the repayment of Odyssey's loan. At the request of the bank, a receiver was appointed for Odyssey and the receiver subsequently placed Odyssey into bankruptcy and sold the profitable operations of Associated Freezers of Canada, Inc. Mr. Robichaud received his Bachelor of Science degree in Civil Engineering from the University of New Brunswick in 1950. Mr. Robichaud is the brother-in-law of Mr. Tomilson.

     Kenneth M. Tomilson has served as a Director of Alford since December 1996. Mr. Tomilson is also the president of Castor Capital Corporation and has served in that position since 1995. From 1964 to the present, Mr. Tomilson has served as president of Engineering Design & Construction Managers Ltd. which provides design services, engineering, construction supervision and management for low and high-rise residential, commercial and industrial buildings, food processing and refrigerated warehousing. Prior to 1995, Mr. Tomilson was vice president and a director of Odyssey Industries, Inc. In 1994, a dispute arose between Odyssey and its bank lender concerning currency exchange rates affecting the repayment of Odyssey's loan. At the request of the bank, a receiver was appointed for Odyssey and the receiver subsequently placed Odyssey into bankruptcy and sold the profitable operations of Associated Freezers of Canada, Inc. Mr. Tomilson is a member of The Canadian Standards Association Technical Committee responsible for setting standards and formulating codes for mechanical refrigeration in Canada. Mr. Tomilson graduated from the University of New Brunswick with a Bachelor of Science degree in Civil Engineering in 1958. Mr. Tomilson is the brother-in-law of Mr. Robichaud and is also the brother-in-law of Mr. Adams.

     Alton M. Adams has served as the Chief Executive Officer of Alford since January 1997. Mr. Adams also currently serves as vice president of Castor Capital Corporation, a position which he has held since September 1995. From April 1995 to April 1996, Mr. Adams served as president of Polar Corp International. From 1984 to 1995, he served as president of Associated Freezers of Canada, Inc., and during that time, was also a director of Odyssey
Industries, Inc., which was the sole shareholder of Associated Freezers of Canada, Inc. In 1994, a dispute arose between Odyssey and its bank lender concerning currency exchange rates affecting the repayment of Odyssey's loan. At the request of the bank, a receiver was appointed for Odyssey and the receiver subsequently placed Odyssey into bankruptcy and sold the profitable operations of Associated Freezers of Canada, Inc. Mr. Adams graduated from the University of New Brunswick with a Bachelor of Science degree in Electrical Engineering in 1960, earned a master of science degree in 1963 in Electrical Engineering from Queen's University and a master of arts degree in Political Science from Canadian Forces Staff College in 1968.

     Michael A. Oros has served as President of Alford since January 1997. He also served as its chief operating officer from January 1997 until December 1998. From 1986 until 1996, Mr. Oros served as president and chief operating officer of Associated Freezers, Inc. Mr. Oros is a member of International Association of Refrigerated Warehousemen, the North Texas Warehouse Association, the American Frozen Food Institute, the Meat Importers Council, the Southwest Meat Association and the National Frozen Food Association.

     James C. Williams has served as Vice President, Chief Financial Officer, Secretary and Treasurer of Alford since December 1996. Prior to that time, from October 1995 until April 1997, Mr. Williams served as vice president of finance for Castor Capital Corporation and from June 1987 until October 1995 as the controller for Associated Freezers of Canada, Inc. Mr. Williams is on the Maves Advisory Board. He graduated from the University of Waterloo Co-op Program in 1982 with a bachelor of mathematics degree. Mr. William's degree included a major in mathematics and minors in computer science and accounting.


     Due to the broad experience of Alford's executive officers, directors and key personnel in the refrigerated warehousing industry, Alford does not believe that the loss of any one of them would have a material adverse effect on its business. None of the executive officers currently have an employment agreement with Alford, however, Mr. Adams has a consulting contract which automatically renews on an annual basis and provides for a fee of $8,000 per month for services rendered.

Committees of the Board of Directors

     The Board of Directors does not have any committees at this time.

Compensation of Directors and Executive Officers

     Executive Compensation

     The following table sets forth the cash and non-cash compensation paid by Alford to its chief executive officer and its most highly compensated executive officers receiving more than $100,000 for services to Alford for the fiscal years ended December 31, 1998, 1997 and 1996. Other than the persons named below, none of Alford's other officers or directors received cash or non-cash compensation in excess of $100,000 for the fiscal year ended December 31, 1998.



                                            SUMMARY COMPENSATION TABLE

                                                                                  Long-Term
                                                                                Compensation
                                           Annual Compensation                     Awards
    Name and                        -------------------------------             ------------        All Other
Principal Position                  Year     Salary           Bonus               Options         Compensation(1)
------------------                  ----     ------          ------             ------------      ---------------

Mr. Adams                           1998         -              -                    -            96,000
Chief Executive Officer             1997         -              -                    -            96,000
                                    1996    N/A                 -                    -                 -
Mr. Oros                            1998   100,000            25,000                 -                 -
President                           1997   100,000            25,000                 -                 -
                                    1996    N/A                 -                    -                 -

-----------------------------

(1) These amounts were paid pursuant to a consulting contract and were paid by Alford directly to Mr. Adams in 1997 and to Castor Capital Corporation which paid Mr. Adams in 1998.

     In addition to the officers listed above, Mr. George Gilman served as the president and secretary of Hilltop Acquisition Holding Corporation from February 18, 1998 until December 15, 1998 when it merged with Alford. Mr. Timothy T. Halter served as president and secretary of Hilltop Acquisition Holding Corporation prior to Mr. Gilman. Neither Mr. Gilman nor Mr. Halter received any compensation for services rendered to Hilltop from 1996 through 1998.

     Director Compensation

     Directors who are employees of Alford will not receive additional compensation for serving as directors. Independent directors will receive an annual fee to be established by the Board of Directors and a fee of $500 for attending each meeting of the Board of Directors or any committee of the Board of Directors. All directors will be reimbursed for out-of-pocket expenses incurred in attending meetings and for other expenses incurred in performing in their capacity as directors.


                             PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information as of the date of this prospectus, and as adjusted to reflect the sale by Alford of 1,000,000 shares and the sale by Castor Capital Corporation of 2,500,000 shares, with regard to the beneficial ownership of common stock by (i) each person known to Alford to be the beneficial owner of 5% or more of its outstanding common stock, (ii) the officers and directors of Alford individually, and (iii) the officers and directors of Alford as a group. All addresses are in care of Alford, 318 Cadiz Street, Dallas, Texas 75207.



     Name                           Number of Shares Owned                      Actual         As Adjusted

Joseph Y. Robichaud(1)                      6,551,372                            93.6%            48.2%
Castor Capital Corporation                  6,551,372                            93.6%            48.2%
Directors and executive                     6,551,372                            93.6%            48.2%
  officers as a group (5 persons)

-------------------------

(1) All of these shares are held by Castor Capital Corporation. The sole shareholder of Castor is the Robichaud Family Trust, of which Mr. Robichaud is the trustee. Mr. Robichaud is also the chairman and chief executive officer of Castor.

     Castor Capital Corporation is the owner of approximately 93.6% of the outstanding shares of the common stock (48.2% assuming the sale of all 1,000,000 shares offered by Alford and all 2,500,000 shares offered by Castor) and as such is able to elect the board of directors and determine the outcome of other matters requiring shareholder action without the concurrence of any other shareholder. The sole shareholder of Castor Capital Corporation is the Robichaud Family Trust, of which Mr. Robichaud is trustee. Mr. Robichaud is also the chairman and chief executive officer of Castor.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On or about December 1, 1996, Alford entered into an agreement with Canfina AG, a company organized under the laws of Switzerland, and J. Eichmann to repay existing loans to Canfina AG in the original principal amount of $6,700,000 and to purchase all of the shares of stock of Alford owned by Mr. J Eichmann in exchange for $2,000,000. As of December 1, 1996, Mr. Eichmann owned 5,000 shares (the equivalent of 3,275,686 shares after the reverse merger) or 50% of the issued and outstanding capital stock of Alford. On or about December 4, 1997, Alford paid to Mr. Eichmann $2,000,000 in exchange for rights to the Eichmann shares using funds obtained through a term note and line of credit. Alford's rights to the Eichmann shares were subsequently transferred by Alford to Alford's parent, Castor Capital Corporation, in exchange for a $2,000,000 note receivable. On or about December 15, 1998, in connection with the reverse merger of Alford with and into Hilltop, the Eichmann shares were converted into 3,275,686 shares of the surviving corporation, all of which are being held in escrow pending the final payment due to Mr. Eichmann in December 2001. As of March 31, 1999 and December 31, 1998, the outstanding principal balance on the note was $2,287,500 and $2,350,000 respectively. Castor Capital Corporation has assumed the liability for this note.

     On or about February 6, 1998, Alford leased a warehouse facility in La Porte, Texas at market rates from La Porte Properties, LLC, a Texas limited liability company, which was a wholly owned subsidiary of Alltemp Logistical Services, L.L.C., a Texas limited liability company. At that time, Alltemp was a wholly owned subsidiary of Castor Capital Corporation. Effective November 30, 1998, Alltemp was merged with and into Alford.

      In 1997, Alford made two loans to its parent, Castor Capital Corporation. On or about September 17, 1997, Alford loaned Castor $1,500,000, and on or about December 4, 1997, Alford loaned Castor $2,000,000. Each of these loans is evidenced by a promissory note bearing interest at a rate of eight percent per annum. The notes are due December 31, 2000 and December 31, 2002. As of March 31, 1999, the total amount of principal and interest payable to Alford by Castor pursuant to these two notes was $1,710,442. Mr. Robichaud, a Director of Alford, is the trustee of the Robichaud Family Trust which is the sole shareholder of Castor Capital Corporation.

     In 1997 and 1998, Alford paid to Associated Freezers, Inc. an aggregate of $475,903 for the rights to certain trademarks consisting of a penguin and the name Associated Freezers, Inc. At that time, Associated Freezers, Inc. was indirectly owned 100% by Mr. Robichaud. Effective November 30, 1998, Associated Freezers, Inc. was merged with and into its parent which was then merged with and into Alford.

     Engineering Design & Construction Managers Ltd. is a company which specializes in the design, construction and maintenance of refrigerated warehouse facilities. Engineering Design is owned in equal proportions by Mr. Robichaud, Mr. Tomilson, Mr. Adams and Mr. Paul Haines. It has provided maintenance services to Alford for which it billed Alford on a per diem basis. Alford and Engineering Design are in the process of formalizing a new agreement which was made effective as of January 1, 1999. Pursuant to this new five year maintenance contract, Engineering Design will provide professional engineering and maintenance services for Alford's four facilities for a fee of $200,000 per year.

     Castor Capital Corporation owns approximately 93.6% of Alford's issued and outstanding common stock. Assuming the sale by Alford of all 1,000,000 shares it is offering pursuant to this offering and Castor's sale of all 2,500,000 shares it is offering, its ownership would drop to 48.2%. Mr. Robichaud, a Director of Alford, is the trustee of the Robichaud Family Trust which owns all of the issued and outstanding stock of Castor Capital Corporation.


                            DESCRIPTION OF SECURITIES

General

     Alford's authorized capital stock consists of 50,000,000 shares of common stock and 5,000,000 shares of preferred stock, par value $.01 per share.

Common Stock

     Each share of common stock entitles the holder thereof to one vote on all matters on which holders are permitted to vote. No shareholder has any preemptive right or other similar right to purchase or subscribe for any additional securities issued by Alford, and no shareholder has any right to convert common stock into other securities. No shares of common stock are subject to redemption or to any sinking fund provisions. All of the outstanding shares of common stock are fully paid and nonassessable.

     Subject to rights of holders of preferred stock, if any, the holders of shares of common stock are entitled to dividends when, as and if declared by the Board of Directors from funds legally available therefor and, upon liquidation, to a pro rata share in any distribution to shareholders. Alford does not anticipate declaring or paying any cash dividends on the Common Stock in 1999. Alford's current bank loan agreement requires the bank's prior written consent for the payment of dividends.

Preferred Stock

     Pursuant to Alford's Amended and Restated Articles of Incorporation, the Board of Directors has the authority, without further shareholder approval, to provide for the issuance of up to 5,000,000 shares of preferred stock in one or more series and to determine the dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preferences, the number of shares constituting any such series and the designation of such series. Because the Board of Directors has the power to establish the preferences and rights of each series, it may afford the holders of any preferred stock preferences, powers and rights (including voting rights) senior to the rights of the holders of common stock. No shares of preferred stock are currently outstanding. Although Alford has no present intention to issue shares of preferred stock, the issuance of shares of preferred stock, or the issuance of rights to purchase such shares, may have the effect of delaying, deferring or preventing a change in control of Alford.

Provisions Having a Possible Anti-takeover Effect

     Alford's Amended and Restated Articles of Incorporation and Bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors of Alford and in the policies formulated by the Board and to discourage certain types of transactions which may involve an actual or threatened change of control of Alford. The provisions are designed to reduce the vulnerability of Alford to an unsolicited proposal for a takeover of Alford or an unsolicited proposal for the restructuring or sale of all or part of Alford. The provisions also are intended to discourage certain tactics that may be used in proxy fights.

     The Board will have the authority, without further action by the shareholders, to issue up to 5,000,000 shares of Alford's preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, and to issue over 41,599,285 additional shares of common stock. The issuance of Alford's preferred stock or additional shares of common stock could adversely affect the voting power of the holders of common stock and could have the effect of delaying, deferring or preventing a change in control of Alford.

Limitation of Liability of Directors

     The Amended and Restated Articles of Incorporation provide that, to the fullest extent permitted by applicable law, a director of Alford shall not be liable to Alford or its shareholders for monetary damages for an act or omission in the director's capacity as a director. This provision does not eliminate the duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Texas law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to Alford, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to a director and for acts or omissions for which a director is made expressly liable by applicable statute, such as the improper payment of dividends. The limitations on liability provided for in the Amended and Restated Articles of Incorporation do not restrict the availability of non-monetary remedies and do not affect a director's responsibility under any other law, such as the federal securities laws or state or federal environmental laws. Alford believes that these provisions will assist Alford in attracting and retaining qualified individuals to serve as executive officers and directors.

     The inclusion of these provisions in the Amended and Restated Articles of Incorporation, may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter shareholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefitted Alford and its shareholders.

Bylaw Provisions and Amendment of Bylaws

     The Board of Directors of Alford, acting by a majority of directors then in office, may fill any vacancy or newly created directorship, provided that the Board of Directors may not fill more than two newly created directorships between successive annual meetings of the shareholders. The Bylaws provide that a special meeting of the shareholders may be called only by the President, the Chairman of the Board of Directors, or the holders of not less than ten percent of all shares entitled to vote at such meeting. The Bylaws provide that the power to amend or repeal the Bylaws or to adopt new Bylaws is vested in the

Board of Directors, but is subject to the right of the shareholders to amend or repeal the Bylaws or to adopt new Bylaws.

                         SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the offering, Alford will have outstanding 8,400,715 shares of common stock. The 3,900,000 shares of common stock proposed to be sold in the offering will be freely tradeable in the public market without restriction or further registration under the Securities Act, except for any shares acquired by "affiliates" of Alford as that term is defined in Rule 144 ("Rule 144") promulgated under the Securities Act. Of the remaining 4,500,715 shares of common stock of Alford to be outstanding following this offering, 4,143,372 are deemed to be "restricted securities" within the meaning of Rule 144 and may be publicly resold only if registered under the Securities Act or sold in accordance with an eligible exemption from registration, such as Rule
144. Of the restricted shares, 92,000 will be available for resale in the public market commencing on or about December 1999, subject to certain volume and other restrictions under Rule 144. The remaining restricted shares are held by affiliates of the Company.

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are required to be aggregated), including an affiliate of Alford, who beneficially owns restricted securities acquired from Alford or an affiliate of Alford at least one year prior to the sale is entitled to sell within any three-month period a number of shares that does not exceed the greater of the following:

o    1% of the then outstanding shares of common stock, and

o the average weekly reported trading volume of the common stock during the four calendar weeks immediately preceding the date on which notice of such sale is filed with the Securities and Exchange Commission, provided manner of sale and notice requirements and requirements as to the availability of current public information concerning Alford are satisfied.

Under Rule 144(k), a person who has not been an affiliate of Alford for a period of three months preceding a sale of securities by him, and who beneficially owns restricted securities acquired from Alford or an affiliate of Alford at least two years prior to the sale, would be entitled to sell the shares without regard to volume limitations, manner of sale provisions, notification requirements or requirements as to the availability of current public information concerning Alford.

     Shares held by persons who are deemed to be affiliates of Alford, including any shares acquired by affiliates in the offering, are subject to volume limitations, manner of sale provisions, notification requirements and requirements as to the availability of current public information concerning Alford, regardless of how long the shares have been owned or how they were reacquired. In addition, the sale of any restricted securities beneficially owned by an affiliate of Alford and not registered under the Securities Act is subject to the one-year holding requirement of Rule 144. As defined in Rule 144, an affiliate of an issuer is a person that directly or indirectly through the use of one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer. Approximately 48.2% of the common stock of Alford after the distribution will be beneficially owned by Castor Capital Corporation, an affiliate of Alford. These shares will be regarded as unrestricted shares held by an affiliate and therefor subject to the provisions of Rule 144, other than the holding period requirement of Rule 144(d). If Castor Capital Corporation ceases to be an affiliate of Alford those shares would be marketable under Rule 144(k) three months thereafter.

     Prior to the offering, the common stock has been traded on the pink sheets. No prediction can be made as to the effect, if any, that the sale of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of the common stock in the public market could adversely affect prevailing market prices and the ability of Alford to raise equity capital in the future.

                                 TRANSFER AGENT

     Alford's transfer agent is Securities Transfer Corporation, 16910 Dallas Parkway, Suite 100, Dallas, Texas 75248.

                                  LEGAL MATTERS

     Jenkens & Gilchrist, A Professional Corporation, 600 Congress Avenue, Suite 2200, Austin, Texas 78701, has acted as legal counsel to Alford in connection with this prospectus and related matters.


                                     EXPERTS

     The financial statements and schedules included in this prospectus and in the registration statement have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their reports appearing elsewhere herein and in the registration statement, and are included in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

FINANCIAL STATEMENTS

Index to Consolidated Financial Statements

     Report of Independent Certified Public Accountants                      F-2
     Consolidated balance sheets of December 31, 1998 and 1997 and
          March 31, 1999 (unaudited)                                         F-3
     Consolidated statements of operations for the years ended
          December 31, 1998 and 1997 and for the three months
          ended March 31, 1999 (unaudited)                                   F-4
     Consolidated statements of stockholders' equity for the years ended December 31, 1998 and 1997 and for the months
          ended March 31, 1999 (unaudited)                                   F-5
     Consolidated statements of cash flows for the years ended
          December 31, 1998 and 1997 and for the three months
          ended March 31, 1999 (unaudited)                                   F-6
     Notes to consolidated financial statements                       F-7 - F-20

Report of Independent Certified Public Accountants


Board of Directors of
Alford Refrigerated Warehouses, Inc.


We have audited the accompanying consolidated balance sheets of Alford Refrigerated Warehouses, Inc. and Subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements give retroactive effect to certain mergers which occurred in 1998 as described in Note 1 to the financial statements.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Alford Refrigerated Warehouses, Inc. and Subsidiaries as of December 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.




                                                       BDO Seidman, LLP

March 9, 1999
Dallas, Texas


                                    ALFORD REFRIGERATED WAREHOUSES, INC.

                                         Consolidated Balance Sheets
                                                  Note (1)


                                                                               December 31,                March 31,
                                                                ----------------------------------------------------
                                                                           1998             1997           1999
--------------------------------------------------------------------------------------------------------------------
                                                                                                     (unaudited)
Assets
Current
  Cash and cash equivalents (Note 7)                               $    109,517     $    446,564   $     32,361
  Accounts receivable                                                 2,008,239        1,819,796      1,571,451
  Prepaid expense                                                       250,045          313,281        459,899
  Income tax receivable (Note 4)                                          6,000          133,629          6,000
  Escrows (Note 5)                                                      522,072          474,657        205,386
-------------------------------------------------------------------------------------------------------------------
Total current assets                                                  2,895,873        3,187,927      2,275,097
-------------------------------------------------------------------------------------------------------------------
Property, plant and equipment, net (Notes 3 and 5)                   18,757,679       11,525,055     18,599,008
Due from affiliates (Note 2)                                          2,213,079        4,015,038      2,414,554
Deferred tax asset, net (Note 4)                                        221,961          579,961        206,384
Other assets                                                            454,178          342,357        443,727
Deposits                                                                173,640          178,966        220,898
-------------------------------------------------------------------------------------------------------------------
Total assets                                                       $ 24,716,410     $ 19,829,304   $ 24,159,668
-------------------------------------------------------------------------------------------------------------------
Liabilities and Stockholders' Equity

Current
  Accounts payable                                                 $    555,491     $    439,423   $    809,541
  Property taxes payable                                                666,747          372,043        311,216
  Accrued charges                                                       724,671          862,353        663,239
  Notes payable (Note 5)                                                117,768          144,200        273,261
  Current maturities of long-term debt (Note 5)                       1,072,415          688,130        957,886
-------------------------------------------------------------------------------------------------------------------
Total current liabilities                                             3,137,092        2,506,149      3,015,143
-------------------------------------------------------------------------------------------------------------------
Deferred revenue                                                        224,308          158,112        234,500
Long-term debt, less current maturities (Notes 2 and 5)              14,396,572       11,851,093     14,122,391
Line of credit (Note 5)                                               1,549,377          728,165      1,340,774
-------------------------------------------------------------------------------------------------------------------
Total liabilities                                                    19,307,349       15,243,519     18,712,808
-------------------------------------------------------------------------------------------------------------------
Commitments and contingencies (Note 6)

Stockholders' equity (Notes 1 and 10):
  Preferred stock, par value $0.01 per share;
    5,000,000 shares authorized; none issued                                  -                -              -
  Common stock, par value $0.01 per share;
    50,000,000 shares authorized; issued 7,000,715
    in 1998 and 6,552,087 in 1997                                        70,007           65,521         70,007
  Additional paid-in capital                                          5,032,395        5,026,881      5,032,395
  Retained earnings (deficit)                                           306,659         (506,617)       344,458
-------------------------------------------------------------------------------------------------------------------
Total stockholders' equity                                            5,409,061        4,585,785      5,446,860
-------------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity                         $ 24,716,410     $ 19,829,304   $ 24,159,668
-------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated financial statements.



                                      ALFORD REFRIGERATED WAREHOUSES, INC.

                                      Consolidated Statements of Operations
                                                    Note (1)


                                                              Years ended December 31,   Three months ended March 31,
                                                            ---------------------------------------------------------
                                                                1998           1997          1999            1998
---------------------------------------------------------------------------------------------------------------------
                                                                                           (unaudited)
Warehouse Revenues (Note 7)                                 $ 17,651,941  $ 15,611,406   $ 3,588,702     $ 4,072,380
---------------------------------------------------------------------------------------------------------------------

Operating costs                                               11,611,227    10,856,384     2,497,410       2,712,278

Direct Profit Contribution                                     6,040,714     4,755,022     1,091,292       1,360,102
---------------------------------------------------------------------------------------------------------------------

General and Administrative Expenses                            1,050,422     1,318,044       262,033         221,086

Depreciation, Rent and Interest Expenses:
  Depreciation                                                   776,569       545,732       200,757         182,551
  Rent                                                         1,577,129     1,723,553       217,500         375,578
Interest                                                       1,462,318     1,030,789       356,537         325,333
---------------------------------------------------------------------------------------------------------------------

Total Depreciation, Rent and Interest Expenses                 3,816,016     3,300,074       774,794         883,462
---------------------------------------------------------------------------------------------------------------------

Income Before Income Taxes                                     1,174,276       136,904        54,465         255,554

Income Tax Expense (Benefit) (Note 4)                            361,000        (4,593)       16,666          78,564
---------------------------------------------------------------------------------------------------------------------

Net Income                                                  $    813,276  $    141,497   $    37,799     $   176,990
---------------------------------------------------------------------------------------------------------------------


Basic and Diluted Earnings Per Share -
  Net income                                                      $ 0.12        $ 0.02        $ 0.01          $ 0.03
---------------------------------------------------------------------------------------------------------------------


Weighted Average -
  Common shares used in computing earnings per share           6,572,982     6,552,087     7,000,715       6,552.087
---------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated financial statements.



                                       ALFORD REFRIGERATED WAREHOUSES, INC.

                                  Consolidated Statements of Stockholders' Equity
                                                     Note (1)

                                                          Common Stock               Additional           Retained
                                                 -----------------------------         Paid-in            Earnings     Stockholders'
                                                   Shares              Amount          Capital            (Deficit)       Equity
------------------------------------------------------------------------------------------------------------------------------------

Balance, January 1, 1997                         6,552,087            $ 65,521      $ 5,026,881          $ (648,114)     $ 4,444,288

  Net income                                             -                   -                -             141,497          141,497
------------------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 1997                       6,552,087              65,521        5,026,881            (506,617)       4,585,785

  Issuance of 448,628 shares in
    connection with reverse merger (Note 1)        448,628               4,486            5,514                   -           10,000

  Net income                                             -                   -                -             813,276          813,276
------------------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 1998                       7,000,715              70,007        5,032,395             306,659        5,409,061

  Net income, three months ended March 31,
   1999 (unaudited)                                      -                   -                -              37,799           37,799
------------------------------------------------------------------------------------------------------------------------------------
Balance, March 31, 1999 (unaudited)              7,000,715            $ 70,007      $ 5,032,395          $  344,458      $ 5,446,860
------------------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated financial statements.


                                       ALFORD REFRIGERATED WAREHOUSES, INC.

                                       Consolidated Statements of Cash Flows
                                                     Note (1)

                                 Increase (Decrease) in Cash and Cash Equivalents

                                                             Years ended December 31,    Three months ended March 31,
                                                            -------------------------    ----------------------------
                                                                    1998         1997            1999         1998
---------------------------------------------------------------------------------------------------------------------
                                                                                                    (unaudited)

Operating Activities:
         Net income                                         $    813,276  $   141,497     $    37,799     $   176,990
         Adjustments to reconcile net income to net cash
         provided by (used in) operating activities:
         Depreciation expense                                    776,569      545,732         200,757         182,551
         Deferred income taxes                                   296,000       (6,593)         15,577         126,418
         Changes in operating assets and liabilities:
         Accounts receivable                                    (188,443)     (98,230)        436,788         215,887
         Prepaid expenses                                        459,058      294,517         (10,584)        105,122
         Deposits and escrows                                    (42,089)    (552,506)        269,428         303,850
         Income tax receivable                                   127,629       97,047               0          58,629
         Other assets                                            (39,821)    (511,827)         10,451         223,493
         Accounts payable                                        116,068      (87,826)        254,050         294,321
         Property taxes payable                                  294,704      186,158        (355,531)        (31,081)
         Accrued charges                                         (37,682)      91,641         (61,432)       (249,323)
         Notes payable                                          (522,254)    (280,659)        (43,777)       (190,683)
         Deferred revenue                                         66,196       89,171          10,192          47,848
---------------------------------------------------------------------------------------------------------------------
Net cash provided by (used in) operating activities            2,119,211      (91,878)        763,718       1,264,022
---------------------------------------------------------------------------------------------------------------------

Net Cash Used In Investing Activities -
         Capital expenditures                                 (1,417,965)    (746,579)        (42,086)     (1,131,467)
---------------------------------------------------------------------------------------------------------------------
Financing Activities:
         Due from affiliates                                    (798,041)  (3,922,472)       (201,475)       (270,928)
         Funds borrowed                                        1,021,212   10,377,729              (0)        777,951
         Principal payments on debt                           (1,261,464)  (5,758,195)       (597,313)       (244,443)
---------------------------------------------------------------------------------------------------------------------
Net cash provided by (used in) financing activities           (1,038,293)     697,062        (798,788)        262,580
---------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents            (337,047)    (141,395)        (77,156)        395,135
Cash and cash equivalents, beginning of year                     446,564      587,959         109,517         446,564
---------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents, end of year                      $    109,517  $   446,564     $    32,361     $   841,699
---------------------------------------------------------------------------------------------------------------------


The accompanying notes are an integral part of these consolidated financial statements.

The accompanying consolidated financial statements of Alford Refrigerated Warehouses, Inc. and consolidated entities (the "Company") have been prepared in conformity with generally accepted accounting principles, the most significant of which are described in Note 1 "Summary of Significant Accounting Policies". These, along with the remainder of the Notes to Consolidated Financial Statements, are an integral part of the consolidated financial statements. The data presented in the Notes to Consolidated Financial Statements are as of December 31 of each year and for the year then ended, unless otherwise indicated. Certain balances for 1997 have been reclassified to conform to the 1998 presentation. Shares and per share data have been restated for the reverse stock split effected December 1998, as discussed in the following section, "Description of the Merger with Alford."

1.    Summary of
      Significant
      Accounting
      Policies

      Description of
      the Merger
      with Alford

                    Alford Refrigerated Warehouses, Inc., a Texas corporation formerly known as Hilltop Acquisition Holding Corporation, and prior to that, as Optical Acquisition Corp. (the "Company"), was originally incorporated in October 1992 under the laws of the state of Delaware.

                    The Company filed a bankruptcy petition on September 21, 1995 and filed the First Amended Joint Plan of Reorganization (the "Plan") on July 9, 1996. The United States Bankruptcy Court for the Northern District of Texas, Dallas Division (the "Court") entered an order approving the Plan on August 9, 1996. The Plan was modified pursuant to an order of the Court on February 28, 1997.

                    The Plan provided for the liquidation of the Company's assets and distribution of the proceeds to secured, priority and unsecured creditors. The Plan further provided that the Company would remain in existence, although all capital stock outstanding as of the Petition Date was canceled The Company was reincorporated in the State of Texas in September 1997.

                    As contemplated in the Plan, the Company, which had no operations or significant assets at the time, had undertaken a business strategy to seek out and consummate an acquisition or merger transaction.

                    On or about December 15, 1998, the Company merged with Alford Refrigerated Warehouses, Inc. ("Alford") pursuant to an Agreement and Plan of Merger dated November 23, 1998 by and among Hilltop, Womack Gilman Investment Services, L.C., Halter Financial Group, Inc. and Alford (the "Merger Agreement"). In accordance with the terms of the Merger Agreement, Alford was the surviving corporation. Immediately prior to the merger, Hilltop amended its Articles of Incorporation to effect a reverse stock split so that each share of Hilltop's issued and outstanding common stock was automatically converted into .625 of a fully paid and nonassessable share of Hilltop's common stock. Pursuant to the terms of the Merger Agreement, each share of common stock of Alford was automatically converted into the right to receive 655.1372 shares of the common stock of the Company. In addition, the Articles of Incorporation and the Bylaws of Alford became the Articles of Incorporation and Bylaws of the Company, the directors and officers of Alford became the directors and officers of the Company, and the Company changed its name to Alford Refrigerated Warehouses, Inc. The transaction is considered a reverse merger. Application of reverse merger accounting results in the following:

                    1. The consolidated financial statements of the combined entity are issued under the name of the legal parent, Alford Refrigerated Warehouses, Inc. (formerly Hilltop), but the entity is considered a continuation of the legal subsidiary, Alford.

                    2. As Alford is deemed to be the acquirer for accounting purposes, its assets and liabilities are included in the consolidated financial statements of the continuing entity at their carrying values.

                    3. Amounts presented for periods prior to December 1998 are those of Alford, the legal subsidiary. All shares for periods prior to December 31, 1998, have been retroactively adjusted as if a stock split had occurred.

                    4. Costs related to the transaction with the Company were expensed during 1998.


      Merger of
      Affiliated
      Entities
      with Alford

                    In November 1998, certain affiliated entities of Alford were merged into Alford. These entities, including Robco Industries, Inc. ("Robco") and Alltemp Logistical Services, LLC ("Alltemp") are in the same line of business as the Company and, by virtue of their ultimate ownership, are considered to be entities under common control with the Company. Accordingly, these mergers were accounted for in a manner similar to a pooling of interests and the balance sheets, statements of operations, stockholders' equity and cash flows give retroactive effect to the mergers as if they occurred as of the beginning of the earliest period presented. The operations of Robco and Alltemp are insignificant to total operations.


      Description of
      Business and
      Revenue
      Recognition

                    The Company's public warehouse business consists of providing customers, which include food processors, distributors, wholesalers and retailers, with temperature controlled storage services and a full range of logistics management and other value-added services such as (i) blast freezing of fresh products, (ii) repackaging and labeling of food products, (iii) order picking and load consolidation,
                    (iv) cross docking , (v) container handling, (vi) importing and exporting services, (vii) USDA approved storage and inspection services, and (viii) Federal Government inspected facility for export.

                    The Company is a third party service provider and as such does not purchase the inventory that it stores. When the Company receives products for storage, it provides the customer with a nonnegotiable warehouse receipt. At that time, the customer pays for one month of storage and handling based upon the type and amount of product accepted at the beginning of the 30 day period. The prepayment is accounted for as deferred revenue. The Compan y's inventory control system monitors the product by type of product and by lot number. In order to remove any product from storage, the customer places an order with the Company, the Company removes the product from the warehouse for the customer and provides the customer with a bill of lading. Revenue is recognized ratably throughout the storage period and billed monthly.

                    In addition to its public warehouse business, the Company leases refrigerated space to approximately 28 tenants who manage their own inventory and logistics functions and utilize their own equipment and personnel. In almost all cases, the tenant pays all of the expenses, except for utilities and property taxes which are included in the rent. The terms of the leases may be month to month or as long as five years. The Company does not allow tenants to make any special modifications to the leased space without the Company's prior approval. For the year ended December 31, 1998, public warehouse cus tomers represented over 93 percent of the Company's revenue, the remainder of which was attributable to leased space.

     Basis of
     Presentation

                    The consolidated financial statements include the accounts of Alford Refrigerated Warehouses, Inc. and its wholly owned subsidiaries: Alford Logistical Services, Inc. ("ALS"), Thermix Corporation ("Thermix"), Specialty Processing Corporation ("SPC"), Alford Terminal Warehouses, Inc. ("ATW"), Alford Distribution Services, Inc. ("ADS"), Cadiz Properties, Inc. ("Cadiz"), and La Porte Properties, LLC ("LPP"). All intercompany transac tions and balances have been eliminated.

                    Set forth below is information with respect to certain of the Company's properties. The industry measures space in cubic feet instead of square feet because cost projections include facility height to account for refrigeration and stacked cooled product.


                                                       Approximate                       Lease
                                Primary                Size               Owned/         Expiration
Location                        Use                    (Unaudited)        Lease          Date
----------------------------------------------------------------------------------------------------------


Dallas, Texas                   Corporate office       24,000,000 cubic   Owned          N/A
                                & Warehouse            feet on 52 acres

La Porte, Texas                 Warehouse              4,500,000 cubic    Owned          N/A
                                                       feet on 32.3 acres

Richardson, Texas               Warehouse              3,200,000 cubic    Leased         Dec. 31, 2007
                                                       feet on 12.4 acres

Fort Worth, Texas               Warehouse              1,550,000 cubic    Leased         Jan. 31, 2000
                                                       feet on 13.5 acres


      Interim
      Financial
      Information

      Cash and Cash
      Equivalents

                    The financial information as of March 31, 1999 and for the three months ended March 31, 1998 and 1999 is unaudited. In the opinion of management, such information contains all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for such periods. Results for interim periods are not necessarily indicative of results to be expected for an entire year.

                    For purposes of reporting the consolidated statements of cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

      Property, Plant
      and Equipment

                    Property, plant and equipment are stated at cost, less accumulated depreciation. The cost of additions and improvements are capitalized, while maintenance and repairs are charged to expense when incurred.

                    Depreciation of property, plant and equipment is calculated using the straight-line method. The estimated depreciable lives range from three to seven years for most machinery and equipment and 31.5 years for buildings.

                    Leased property meeting certain criteria is capitalized and the present value of the related lease payments is recorded as a liability. Amortization of capitalized leased assets is computed on the straight-line method over the term of the lease.

                    Realization of long-lived assets is periodically assessed by the Company to determine if an impairment of the carrying value of the assets has occurred. If impairment exists, an impairment loss is recognized, by a charge against earnings, equal to the amount by which the carrying amount of the asset exceeds the fair value of the asset. If impairment of an asset is recognized, the carrying amount of the asset is reduced by the amount of the impairment, and a new cost for the asset is established. Such new cost is depreciated over the asset's remaining useful life.

      Income Taxes

                    The Company used the asset and liability approach for accounting for income taxes. Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount exected to be realized. Income tax expense is the tax payable for the period and the change during the period in deferred tax assets and liabilities.

      Use
      of Estimates

                    The preparation of financial statements in conformity with generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

      Earnings Per
      Share

                    Income per share is computed based upon the weighted average number of shares of Common Stock outstanding during each year adjusted for the reverse stock split effected November 1998. The Company adopted SFAS 128, Earnings Per Share, effective for 1997. The adoption had no impact on the financial statements of the Company.

                    Supplementary pro forma net income per share for the year ended December 31, 1998 and the three months ended March 31, 1999 of $0.12 and $0.03, respectively, is based upon the weighted number of shares of common stock used in the calculation of pro forma net income per share increased by the sale of 444,444 shares at the offering price of $4.50 per share, the proceeds of which would be used to repay approximately $2,000,000 of the Company's existing debt.

2.    Related
      Party
      Transactions


                    On December 1, 1996, the Company entered into an agreement ("the Agreement") with Canfina AG and J. Eichmann to repay existing loans and to purchase Mr. Eichmann's Company stock. The Agreement terms consisted of the following:

                    $1,700,000 loan repayment to Canfina AG on December 31, 1996

                    $3,000,000 loan repayment to Canfina AG on June 11, 1997

                    $2,000,000 payment to Mr. Eichmann no later than December 13, 1997 in consideration for his shares of Company stock (see below).

                    $2,600,000 term note due December 2001 secured by shares of the Company's common stock held in escrow (Note 4).

                    The Company made the first payment of $1,700,000 as scheduled. On September 15, 1997, the Company modified the Agreement with Mr. Eichmann whereby the interest rate on the $2,600,000 note increased from 8 percent to 9 percent in exchange for an extension on the due date of the $3,000,000 payment. The second payment of $3,000,000 due to Mr.
                    Eichmann was made by use of certain proceeds from an $8,100,000 loan from Morgan Guaranty Trust Company of New York. On December 4, 1997, the Company paid Mr. Eichmann $2,000,000 in exchange for rights to his shares in accordance with the Agreement using funds obtained through a term note and line of credit with Nations Credit Commercial Corporation (Note 5). These rights were assigned to the Company's parent, Castor Capital Corporation ("Castor") in exchange for a $2,000,000 note receivable (see below). During 1998, Castor assumed $2,600,000 of the aforementioned amounts due Eichmann as settlement of a portion of the notes payable due the Company.

                    During 1998, the Company advanced Castor a total of $834,868. As a part of the aforementioned settlement of the Castor notes payable due the Company, $771,509 of these advances were settled.

                    On February 5, 1998, the Company loaned an affiliate $714,362 as evidenced by a promissory note payable to the Company at the rate of 8 percent per annum due December 31, 1999. During November 1998, the $714,362 receivable was eliminated upon the merger of the affiliated entity with Alford.

                    The Company's due from affiliates consists of the following at December 31, 1998 and 1997:







                                                                                             December 31,                  March 31,
                                                                                ----------------------------------------------------
Description                                                                          1998                   1997             1999
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                         (unaudited)

8%       promissory  note from Castor,  secured by 500,000 shares of the Company common stock, balance of principal and accrued interest due December
         31, 2002                                                                 $ 1,676,655          $ 2,007,452       $ 1,710,442






8%       unsecured promissory note from Castor, balance of principal and accrued
         interest due December 31, 2000                                                     -            1,534,521                 -

Advances to Castor                                                                    396,424              333,065           564,112

Advances to affiliate                                                                 140,000              140,000           140,000
------------------------------------------------------------------------------------------------------------------------------------

                                                                                  $   2,213,079        $ 4,015,038       $ 2,414,554
------------------------------------------------------------------------------------------------------------------------------------


3.       Property,
         Plant and
         Equipment

                    The Company's property, plant and equipment consists of the following:




                                                                                             December 31,                  March 31,
                                                                                ----------------------------------------------------
                                                                                     1998                   1997             1999
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                         (unaudited)
Land                                                                              $  4,939,136         $ 4,265,389       $ 4,939,136
Building                                                                            12,707,043           7,183,415        12,731,890
Machinery and equipment                                                              2,656,873           2,036,283         2,674,112
Machinery and equipment
         under capital leases                                                        1,595,040             403,812         1,595,040
------------------------------------------------------------------------------------------------------------------------------------

                                                                                    21,898,092          13,888,899        21,940,178
Less accumulated depreciation                                                        3,140,413           2,363,844         3,341,170
------------------------------------------------------------------------------------------------------------------------------------

Total                                                                              $18,757,679         $11,525,055       $18,599,008
------------------------------------------------------------------------------------------------------------------------------------


                    Depreciation expense for the years ended December 31, 1997 and 1998 and the three months ended March 31, 1998 and 1999 was $545,732, $776,569, $182,551 and $200,757 respectively

                    Included in accumulated depreciation is $307,184, $240,385 and $40,500 of accumulated depreciation related to machinery and equipment under capital leases at March 31, 1999, December 31, 1998 and 1997, respectively.

4.       Income
          Taxes

                    Income tax expense (benefit) for the years ended December 31, 1998 and 1997 was as follows:

                                                            1998         1997
                    ------------------------------------------------------------

                    Current tax expense                  $ 65,000      $ 2,000
                    Deferred tax expense (benefit)        296,000       (6,593)
                    ------------------------------------------------------------

                    Total tax expense (benefit)          $361,000      $(4,593)
                    ------------------------------------------------------------

                    A reconciliation between the actual income tax expense and income taxes computed by applying the statutory federal income tax rate to earnings before income taxes follows:

                                                             1998        1997
                    ------------------------------------------------------------

                    Computed income taxes, at 34 percent   $399,000    $ 51,000
                    Change in valuation allowance                --     (57,593)
                    Franchise taxes                          16,000       2,000
                    Other, net                              (54,000)         --
                    ------------------------------------------------------------

                                                           $361,000    $ (4,593)
                    ------------------------------------------------------------

                    The net deferred tax asset is partially offset by a deferred tax liability which consists primarily of the difference between book and tax depreciation on property, plant and equipment. Differences between book and tax depreciation were approximately $2,763,000 and $3,081,000 at December 31, 1998 and 1997, respectively. The deferred tax liability was calculated at the federal tax rate of 34 percent.

                    The net deferred tax asset includes amounts relating to the carryforward of prior year net operating losses (NOL) which have expiration dates ranging from 2003 through 2006. At December 31, 1998 and 1997, the Company had potential NOL carryforwards of approximately $8,332,000 and $9,703,000, respectively. A valuation allowance of $1,676,000 exists for both years for NOL carryforwards not anticipated to be realized before expiration. Management believes realization of the entire net asset is more likely than not based on future income projections. The deferred tax asset was calculated at the federal tax rate of 34 percent.

                    The Company's estimated effective tax rate for the three months ended March 31, 1999 was approximately 31%. This rate is lower than the Federal and State statutory rates due to various immaterial differences between book income and taxable income.

5.       Notes
         Payable,
         Long-
         Term
         Debt, and
         Line of
         Credit

                    Notes payable consist of various notes due to insurers with principal totaling $117,768 and $144,200 at December 31, 1998 and 1997, respectively. The notes accrue interest at various rates; principal and interest are due monthly.

                    The Company's long-term debt consists of the following:


                                                                                             December 31,                  March 31,
                                                                                ----------------------------------------------------
Description                                                                          1998                   1997             1999
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                         (unaudited)

8.4%     Morgan  Guaranty  Trust Company of New York note,  monthly  payments of principal and interest of $69,782,  remaining  balance of principal and
         accrued   interest  due  October,   2007,   secured  by  the  land  and
         improvements and certain other property and equipment
         at the Company's Cadiz Street facility.                                  $ 7,908,283          $ 8,073,745      $ 7,864,708

8.36%    Amresco Capital,  L.P. note, monthly payments of principal and interest of $42,974,  remaining  balance of  principal  and  interest due March,
         2008,  secured by the land and  improvements and certain other property
         and equipment at the Company's La Porte, Texas facility.                   5,355,641                    -        5,338,588

Obligations under capital leases,
         maturity dates ranging from 1999
         through 2002.                                                              1,086,504              419,475          971,571


                                                       F-14


Nations  Credit  Commercial  Corporation  term  note,  prime  plus 5% (12.75% at
         December 31, 1998),  monthly principal payments of $20,119 plus accrued interest,  remaining  principal  and accrued  interest  due December 3,
         2001,  secured by selected  equipment and guaranties from Castor,  ALS,
         Thermix, SPC, ATW, and ADS.                                                  965,760            1,207,160          905,410

Other                                                                                 152,799              238,843                -

9%       J. Eichmann  note,  quarterly  principal  payments from second to fifth year of $62,500,  remaining principal and accrued interest due December
         2001, secured by common stock held in escrow (Note 2).                             -            2,600,000                -
------------------------------------------------------------------------------------------------------------------------------------

                                                                                   15,468,987           12,539,223       15,080,277
Current maturities                                                                 (1,072,415)            (688,130)        (957,886)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                  $14,396,572          $11,851,093      $14,122,391
------------------------------------------------------------------------------------------------------------------------------------

Maturities of long-term debt follows:

Year ended December 31,
--------------------------------------------------------------------------------


1999                                                             $    1,072,415
2000                                                                    814,894
2001                                                                  1,020,587
2002                                                                    445,376
2003                                                                    350,639
Thereafter                                                           11,765,076
--------------------------------------------------------------------------------

                                                                 $    5,468,987
--------------------------------------------------------------------------------

                    Included  in the  above  maturities  of  long-term  debt are capital lease principal payments of approximately $443,000 in 1999, $280,000 in 2000, $241,000 in 2001 and $123,000 in
                    2002.

                    The Morgan Guaranty Trust Company of New York ("Morgan") note requires the establishment of certain escrow accounts. Morgan restricts the use of the funds to the designated purpose of the accounts in accordance with the terms of the note.

                    The loan agreement with Nations Credit Commercial Corporation ("Nations") contains various restrictive covenants. Certain covenants were in technical default at December 31, 1998. The Company obtained waivers pertaining to these defaults from Nations permitting the payments made to affiliates during 1998 and the capital additions in excess of allowed limits, as restricted by the loan agreement.

                    Effective  January 1, 1998,  Castor  assumed the  $2,600,000
                    note   payable  to  Eichmann   (see  Note  2).  The  Company
                    guaranteed the repayment of the note payable to Eichmann.

                    The Company has a line of credit with Nations Credit Commercial Corporation which provides up to $2,500,000 through December 3, 2001 at prime (7.75 percent at December 31, 1998) plus 5 percent. Interest is payable monthly, and all unpaid but accrued interest and principal is due at maturity. The line of credit is secured by guaranties from Castor, ALS, Thermix, SPC, ATW, and ADS.

                    Subsequent to March 31, 1999 the Company incurred additional debt, associated with the purchase of the Fort Worth facility, in the amount of $2,600,000 of which $2,100,000 is due May 1, 2002. The remaining $500,000 is due May 19, 2000. Castor has an agreement with the Seller of the Fort Worth facility to purchase the common shares of Alford held in the Seller's name for $500,000 on or before May 19, 2000, at which time the $500,000 note will be canceled. The additional debt is secured by a first and second lien on the Fort Worth property.

6.   Commitments
     and
     Contingencies

                    The Company rents certain real estate and equipment under operating leases. The leases do not provide for any significant renewals; and, except for insignificant leases and as discussed below, there are no existing purchase options. Rent expense was $1,577,129, $1,723,553 , $375,578 and $217,500 for the years ended December 31, 1998 and 1997 and the three months ended March 31, 1998 and 1999, respectively.

                    Future minimum rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year at December 31, 1998, were:

                    Year ended December 31,           Amount
                    ------------------------------------------------------------

                    1999                            $  881,130
                    2000                               630,384
                    2001                               600,000
                    2002                               600,000
                    2003                               600,000
                    Thereafter                       2,400,000
                    ------------------------------------------------------------

                                                   $ 5,711,514
                    ------------------------------------------------------------

                    From time to time, in the normal course of business, the Company is a party to various matters of litigation. Management is of the opinion that the eventual resolution of these matters will not have a material adverse effect on the Company.

                    The Company has guaranteed an obligation of Castor to Mr. J. Eichmann (see Note 5). At March 31, 1999 and December 31, 1998, this obligation totaled $2,287,500 and $2,350,000, respectively. No liability has been recorded in the financial statements related to this guarantee.

                    On May 26, 1999, Alford purchased the Fort Worth facility from Fort Worth Cold Storage Holdings, Inc. for $2.1 million in cash, provided by a first mortgage on the property, and 400,000 shares of Alford common stock. Fort Worth Cold Storage subsequently sold 100,000 of the shares, and Castor Capital Corporation, an affiliate of Alford, has entered into an agreement to purchase the remaining 300,000 shares for $500,000.00. Although Alford issued a note to Fort Worth Cold Storage Holdings in the principal amount of $500,000.00, this note will be cancelled upon Castor's purchase of the 300,000 shares. Alternatively, if Alford pays the note directly, it will receive the 300,000 shares back from Fort Worth Cold Storage Holdings. The Company has executed an "Exclusive Option Contract" for the purchase of the Richardson facility for $6,000,000. The option period will expire on February 22, 2000.

7. Concentration
   of Credit Risk

                    At March 31, 1999, December 31, 1998 and 1997, the Company had bank deposits in excess of federally insured limits of approximately $-0-, $45,000 and $134,000, respectively.

                    The Company derived 12 and 10 percent of its revenue from two customers, respectively, in 1997. During 1998, no single customer provided greater than 10 percent of the Company's revenues. The Company closely monitors the creditworthiness of its customers and does not believe that it is dependent upon any single customer.

8. Supplemental
   Cash Flow
   Information

                    Cash paid for interest during the years ended December 31, 1998 and 1997 and the three months ended March 31, 1998 and 1999 was approximately $1,385,000 $800,000, $300,000 and
                    $275,000, respectively. Cash paid for income taxes during the three months ended March 31, 1999 and 1998 and the years ended December 31, 1998 and 1997 was approximately $20,000, $6,000, $6,000 and $-0-, respectively.

                    Noncash investing and financing activity during 1998 and 1997 consists of the following:




                                                                                             December 31,                  March 31,
                                                                                ----------------------------------------------------
                                                                                     1998                   1997             1999
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                         (unaudited)

Financing of various insurance policies (Note 5)                                  $  395,822           $  418,022       $  199,270
Capitalization of leased assets and obligations (Note 5)                           1,191,228              403,812                -
Debt reduction in exchange for receivable reduction (Note 2)                       2,600,000                    -                -
Assumption of debt related to acquisition of property, plant and equipment in
      LaPorte, Texas                                                               5,400,000                    -                -
Issuance of common shares for services, pursuant to merger agreement                  10,000                    -                -


9.    Rental
      Income
      Under
      Operating
      Leases

                    The Company's operations include the leasing of space to third parties in the Company's commercial warehouses. The following is a schedule of minimum future rental income on non-cancelable operating leases at December 31, 1998:

                    Year ended December 31,           Amount
                    ------------------------------------------------------------

                    1999                            $  519,262
                    2000                                99,215
                    2001                                73,685
                    2002                                39,600
                    2003                                 3,300
                    ------------------------------------------------------------

                                                    $  735,062
                    ------------------------------------------------------------

10.   Description
      of
      Securities

                    Each share of Common Stock entitles the holder thereof to one vote on all matters on which holders are permitted to vote. No shareholder has any preemptive right or other similar right to purchase or subscribe for any additional securities issued by the Company, and no shareholder has any right to convert Common Stock into other securities. No shares of Common Stock are subject to redemption or to any sinking fund provisions. All of the outstanding shares of Common Stock are fully paid and nonassessable.

                    Subject to rights of holders of Preferred Stock, if any, the holders of shares of Common Stock are entitled to dividends when, as and if declared by the Board of Directors from funds legally available therefor and, upon liquidation, to a pro rata share in any distribution to shareholders. The Company does not anticipate declaring or paying any cash dividends on the Common Stock in 1999. The Company must obtain approval from its lenders prior to paying dividends in order to remain in compliance with various loan covenants.

                    Pursuant to the Company's Amended and Restated Articles of Incorporation, the Board of Directors has the authority to provide for the issuance of up to 5,000,000 shares of Preferred Stock in one or more series and to determine the dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preferences, the number of shares constituting any such series and the designation of such series. Because the Board of Directors has the power to establish the preferences and rights of each series, it may afford the holders of any Preferred Stock preferences, powers and rights (including voting rights) senior to the rights of the holders of Common Stock. No shares of Preferred Stock are currently outstanding.

 11. Segment
     Information

                    Alford Refrigerated Warehouses, Inc. has four reportable segments consisting of one cold storage public warehouse in each segment. Each warehouse is identified and referred to by the city in which the warehouse is located: Dallas, Richardson, Fort Worth and La Porte. The reportable segments are strategic business units which are managed separately as independent profit centers. The services from which each reportable segment derives its revenues are fundamentally the same, the storage and handling of refrigerated product.

                    The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company measures segment profit as income before income taxes and extraordinary items. There are no intersegment sales or transfers.

                    The "Other" category includes results from a location which ceased operations in November 1998 and expenses for the corporate office.


Fiscal year ended                                                                                                  Consolidated
December 31, 1998      Dallas         Richardson       Ft. Worth      La Porte        Subtotal        Other             Total
--------------------------------------------------------------------------------------------------------------------------------

Revenues             $ 9,411,480      $ 2,264,779     $ 1,110,884   $ 2,771,127     $ 15,558,270   $ 2,093,671     $ 17,651,941

Depreciation and
  amortization           451,867           12,591          15,433       254,624          734,515        42,054          776,569

Interest expense       1,029,172                -               -       414,425        1,443,597        18,721        1,462,318

Rent expense                   -          818,217         267,500        20,000        1,105,717       471,412        1,577,129

Segment profit         1,500,682          213,996         120,465        15,012        1,850,155      (675,879)       1,174,276

Segment gross
  property, plant
  and equipment       13,849,675          323,940         294,661     6,818,201       21,286,477       611,615       21,898,092



Fiscal year ended                                                                                                  Consolidated
December 31, 1997      Dallas         Richardson       Ft. Worth      La Porte        Subtotal        Other             Total
--------------------------------------------------------------------------------------------------------------------------------

Revenues             $ 8,129,544      $ 1,899,151     $ 1,005,607   $ 2,500,846     $ 13,535,148   $ 2,076,258     $ 15,611,406

Depreciation and
  amortization           388,035           15,204          43,112        42,328          488,679        57,053          545,732

Interest expense         815,864                -               -         2,570          818,434       212,355        1,030,789

Rent expense                   -          622,117         225,000       426,436        1,273,553       450,000        1,723,553

Segment profit           802,032          127,413          67,454       (64,734)         932,165      (795,261)         136,904

Segment gross
   property, plant
   and equipment      12,564,663          286,042         291,173       137,325       13,279,203       609,696       13,888,899



Three months ended                                                                                                 Consolidated
March 31, 1999         Dallas         Richardson       Ft. Worth      La Porte        Subtotal        Other             Total
--------------------------------------------------------------------------------------------------------------------------------
(unaudited)
Revenues             $ 2,112,677       $  467,313      $  269,791    $  665,491      $ 3,515,272    $   73,430      $ 3,588,702

Depreciation and
  amortization           121,546            2,048             572        76,588          200,754             3          200,757

Interest expense         240,360                -               -       111,747          352,107         4,430          356,537

Rent expense                   -          150,000          67,500             -          217,500             -          217,500

Segment profit           210,995            5,807          10,882       (18,633)         209,051      (171,252)          37,799



Three months ended                                                                                                 Consolidated
March 31, 1998         Dallas         Richardson       Ft. Worth      La Porte        Subtotal        Other             Total
--------------------------------------------------------------------------------------------------------------------------------
(unaudited)
Revenues             $ 2,106,422       $  502,612      $  259,039    $  674,924      $ 3,542,997    $   529,383     $ 4,072,380

Depreciation and
  amortization           112,967            3,148           3,858        52,176          172,149         10,402         182,551

Interest expense         249,026                -               -        69,982          319,008          6,325         325,333

Rent expense                   -          163,911          65,000        20,000          248,911        126,667         375,578

Segment profit           323,408           32,814          26,189       (27,293)         355,118       (178,128)        176,990


12.   Fair Value
      of Financial
      Instruments


                    The methods and assumptions used to estimate the fair value of each class of financial instrument are as follows:

                    Cash and cash equivalents, trade receivables, certain other current assets, notes payable, accounts payable, and current maturities of long-term debt. The carrying amounts approximate fair value because of the short maturity of these instruments.

                    Long-term   receivables.   The  fair   value  of   long-term
                    receivables was based on discounted cash flows or other specific instrument analysis.

                    The carrying amounts and fair values of long-term notes receivable were as follows:

                                              December 31,             March 31,
                                       -----------------------------------------
                                       1998               1997            1999
                    ------------------------------------------------------------
                                                                     (unaudited)

                    Carrying amount   $ 1,676,655       $ 3,541,973  $ 1,710,442
                    Fair value          1,615,000         3,412,000    1,647,000
                    ------------------------------------------------------------

                    Long-term debt. The carrying amounts of the Company's bank borrowings under its revolving credit agreement approximates fair value because the interest rate is based on floating rates identified by reference to market rates. The fair values of the Company's other long-term debt either approximate carrying value or are estimated based on quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities. The carrying amounts and fair values of long-term debt at March 31, 1999, December 31, 1998 and 1997 were as follows:



                                              December 31,             March 31,
                                       -----------------------------------------
                                       1998               1997            1999
                    ------------------------------------------------------------
                                                                     (unaudited)

                    Carrying amount  $ 14,396,572     $ 11,851,093  $ 14,122,391
                    Fair value         14,253,000       11,700,000    13,981,000

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.    Indemnification of Directors and Officers

      The Amended and Restated Articles of Incorporation provide that the Company shall indemnify any person who was, is or is threatened to be made a named defendant in a proceeding because the person (i) is or was a director or officer of the Corporation or (ii) while a director or officer of the Corporation, is or was serving as a director, officer, partner, or other functionary of another corporation, partnership or other enterprise, to the fullest extent that a corporation may grant indemnification to a director under the Texas Business Corporation Act. Article 2.01-1 of the Texas Business Corporation Act (the "TBCA") provides that a corporation may indemnify any director or officer provided that the director or officer (i) conducted himself in good faith, (ii) reasonably believed (a) in the case of conduct in his official capacity, that his conduct was in the corporation's best interests or
(b) in all other cases, that his conduct was at least not opposed to the corporation's best interests and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Subject to certain exceptions, a director or officer may not be indemnified if the person is found liable to the corporation or if the person is found liable on the basis that he improperly received a personal benefit. Under Texas law, reasonable expenses incurred by a director or officer may be paid or reimbursed by the corporation in advance of a final disposition of the proceeding after the corporation receives a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification and a written undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that the director or officer is not entitled to indemnification by the corporation. Texas law requires a corporation to indemnify an officer or director against reasonable expenses incurred in connection with a proceeding in which he is named a defendant or respondent because he is or was a director or officer if he is wholly successful in defense of the proceeding.

      Texas law permits a corporation to purchase and maintain insurance or another arrangement on behalf of any person who is or was a director or officer against any liability asserted against him and incurred by him in such a capacity or arising out of his status as such a person, whether or not the corporation would have the power to indemnify him against that liability under
Article 2.02-1 of the TBCA. The Company has directors' and officers' liability insurance policies to cover certain liabilities of directors and officers arising out of claims based on certain acts or omissions by them in their capacity as directors or officers.

      The above discussion is not intended to be exhaustive and is qualified in its entirety by such statute and the Company's Amended and Restated Articles of Incorporation and bylaws, respectively.

ITEM 25.    Other Expenses of Issuance and Distribution

      Following are the estimated expenses which will be incurred by Alford with respect to the distribution of the common stock.

Securities and Exchange Commission Registration Fee  ...................................................$  4,878.90
Printing and Engraving..................................................................................$  2,500.00
Fees of Transfer Agent..................................................................................$    500.00
Legal Fees and Expenses.................................................................................$ 15,000.00
Accountant's Fees and Expenses..........................................................................$ 20,000.00
                                                                                                        -----------
                                                                                                        $ 42,878.90
                                                                                                        ===========

ITEM 26.      Recent Sales of Unregistered Securities

      Pursuant to the First Amended Joint Plan of Reorganization entered into on July 9, 1996, as modified, the Company issued an aggregate of 187,701 shares of Common Stock to certain of its creditors on various dates in 1996. Such shares were issued in accordance with Section 1145 under the United States Bankruptcy Code and the transaction was thus exempt from the registration requirements of
Section 5 of the Securities Act of 1933 (the "Securities Act").

      Effective December 15, 1998, the Company issued to Castor Capital Corporation, the sole stockholder of Alford, an aggregate of 6,551,372 shares of Common Stock in exchange for an aggregate of 10,000 shares of common stock of Alford pursuant to the Merger Agreement. Castor Capital Corporation is a sophisticated, knowledgeable investor able to bear the economic risk of an investment in these shares of Common Stock. The Company relied on Section 4(2) of the Securities Act because the transaction did not involve a public offering and was thus exempt from the registration requirements of the Securities Act. No underwriters were used in connection this transaction.

      Effective in December 1998, the Company issued to Mr. Art Beroff 92,000 shares of Common Stock as a finders fee. Mr. Art Beroff is a sophisticated, knowledgeable investor able to bear the economic risk of an investment in these shares of Common Stock. The Company relied on Section 4(2) of the Securities Act because the transaction did not involve a public offering and was thus exempt from the registration requirements of the Securities Act. No underwriters were used in connection with this transaction.

     On May 26, 1999, Alford issued 400,000 shares to Fort Worth Cold Storage Holdings, Inc. in connection with the purchase of its Fort Worth facility. Fort Worth Cold Storage Holdings is a sophisticated, knowledgeable investor able to bear the economic risk of an investment in these shares of Common Stock. The Company relied on Section 4(2) of the Securities Act because the transaction did not involve a public offering and was thus exempt from the registration requirements of the Securities Act. No underwriters were used in connection with this transaction.

ITEM 27.      Exhibits and Financial Statement Schedules

      (a) The financial statements filed as part of this Registration Statement in Item 13 are listed in the Index to Financial Statements contained in such Item.

      (b) The following documents  are filed as  exhibits to  this  Registration
Statement:

2.1 First Amended Joint Plan of Reorganization dated July 9, 1996 as modified and clarified to date (incorporated by reference as Exhibit 2.1 of Alford's registration statement on Form 10-SB (No. 000-25351 dated February 4, 1999)

2.2 Agreement and Plan of Merger dated November 23, 1998 by and between Hilltop Acquisition Holding Corporation, Womack Gilman Investment Services, L.C., Halter Financial Group, Inc. and Alford Refrigerated Warehouses, Inc. (incorporated by reference as Exhibit 2.2 of Alford's registration statement on Form 10-SB (No. 000-25351 dated February 4, 1999)

3(i) Restated Articles of Incorporation (with amendments) (incorporated by reference as Exhibit 3(i) of Alford's registration statement on Form 10-SB (No. 000-25351 dated February 4, 1999)

3(ii)Amended and Restated Bylaws (incorporated by reference as Exhibit 3(ii) of Alford's registration statement on Form 10-SB (No. 000-25351 dated February 4, 1999)

4.1 Form of Common Stock Certificate (incorporated by reference as Exhibit 4.1 of Alford's registration statement on Form 10-SB (No. 000-25351 dated February 4, 1999)


5.1  Opinion of Jenkens & Gilchirst, A Professional Corporation

10.1 Fixed Rate Note dated September 15, 1997 between Cadiz Properties, Inc., and Morgan Guaranty Trust Company of New York (incorporated by reference as
     Exhibit 10.1 of Alford's registration statement on Form 10-SB (No. 000-25351 dated February 4, 1999)

10.2 Fixed Rate Note dated February 6, 1998 between La Porte Properties, L.L.C., and Amresco Capital, L.P. (incorporated by reference as Exhibit 10.2 of Alford's registration statement on Form 10-SB (No. 000-25351 dated February 4, 1999)

10.3 Consulting Agreement dated January 1, 1997 between Alford Refrigerated Warehouses, Inc. and Alton M. Adams, P. Eng. (incorporated by reference as
     Exhibit 10.3 of Alford's registration statement on Form 10-SB (No. 000-25351 dated February 4, 1999)

10.4 Purchase and Sale Agreement executed on or about January 19, 1999 between Alford Refrigerated Warehouses, Inc. and Fort Worth Cold Storage Holdings, Inc. (incorporated by reference as Exhibit 10.4 of Alford's registration statement on Form 10-SB (No. 000-25351 dated February 4, 1999)

10.5 Consulting Agreement dated March 29, 1999 between Alford Refrigerated Warehouses, Inc. and Engineering Design and Construction Managers Limited (incorporated by reference as Exhibit 10.5 of Alford's registration statement on (No. 000-25351 dated February 4, 1999)

10.6 Stock Purchase and Escrow Agreement dated May 20, 1999 between Castor Capital Corporation, Fort Worth Cold Storage Holdings, Inc., Alford Refrig-erated Warehouses, Inc. and Carter Mannix Breedlove & Company.

21.1 Subsidiaries of the Company (incorporated by reference as Exhibit 21.1 of Alford's registration statement on Form 10-SB (No. 000-25351 dated February 4, 1999)

23.1 Consent of Jenkens & Gilchrist,  A Professional  Corporation - contained in
     Exhibit 5.1

23.2 Consent of BDO Seidman, LLP

27   Financial Data Schedule

ITEM 28.   Undertakings

        The undersigned registrant hereby undertakes:

        A. To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission under Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculations of Registration Fee" table in the effective registration statement.

          (iii)Include any additional or changed material information on the plan of distribution.

     B. For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     C. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     D. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer under the foregoing provisions or otherwise, the small business issuer has been advised that in the opinion of the Securities and
Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement or amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas and State of Texas on the 16th day of June, 1999.

                      ALFORD REFRIGERATED WAREHOUSES, INC.

                      By: /s/ James C. Williams
                         -------------------------------------------------------
                          James C. Williams
                          Vice President, Chief Financial Officer, and Secretary


        In accordance with the requirements of the Securities Act of 1933, this Registration Statement or amendment has been signed below by the following persons in the capacities and on the dates indicated.


        Signature                            Title                                               Date
        ---------                            -----                                               ----

/s/Alton M. Adams*                           Chief Executive Officer                             June 16, 1999
------------------------
Alton M. Adams



/s/Michael A. Oros*                          President                                           June 16, 1999
------------------------
Michael A. Oros


/s/James C. Williams                         Vice President, Chief                               June 16, 1999
------------------------                     Financial Officer, Secretary,
James C. Williams                            Treasurer and Director


/s/Joseph Y. Robichaud*                      Director                                            June 16, 1999
------------------------
Joseph Y. Robichaud


/s/Kenneth M. Tomilson*                      Director                                            June 16, 1999
------------------------
Kenneth M. Tomilson

*by James C. Williams, as attorney-in-fact